UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14C
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INFORMATION REQUIRED IN INFORMATION STATEMENT
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities
Exchange Act of 1934 (Amendment No. __)

Check the appropriate box:

|X|     Preliminary Information Statement

[ ]     Confidential, For Use of the Commission Only (as permitted by Rule 14c-5(d) (2))

[ ]     Definitive Information Statement

Integrated BioPharma, Inc.
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[ ]     No fee required

|X|     Fee computed on table below per Exchange Act Rules 14c-5(g) and
     0-11.

(1)	Title of each class of securities to which transaction applies: Common Stock

(2)	Aggregate number of securities to which transaction applies: 14,491,126

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction: $42,000,000

(5)	Total fee paid: $1650

[ ]     Fee paid previously with preliminary materials.

[ ]     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary and Subject to Completion, dated March 7, 2008

INFORMATION STATEMENT

InB:BIOTECHNOLOGIES, INC.

InB:Biotechnologies, Inc.
Common Stock
(Par value $0.001 per share)

This information statement is being furnished in connection with the distribution of approximately 84% of the issued and outstanding shares of InB:Biotechnologies, Inc. (“InB:Biotechnologies”) common stock by Integrated BioPharma, Inc. (“Integrated BioPharma”) to its holders of common stock. Of the remaining 16% of our common stock, 6% is owned by Integrated BioPharma, who will retain a 6% interest in InB:Biotechnologies after the distribution, and between 6% and 10% of its common stock will be owned by a group of investors who are purchasing shares of our common stock in a pending private placement. To the extent that less than 10% of our common stock is sold to these investors in the private placement, the number of shares of common stock distributed to Integrated BioPharma stockholders will be proportionately increased.

Shares of our common stock will be distributed to holders of Integrated BioPharma common stock of record as of the close of business on ________, 2008, which will be the record date. These stockholders will receive one share of our common stock for every one share of Integrated BioPharma common stock held as of the record date. The distribution of our shares will be made in book-entry form, and physical stock certificates will be issued only upon request. The distribution will be effective at 11:59 p.m. Eastern time on or about _________, 2008. As discussed more fully in the “Description of the Distribution” section of this information statement, if you sell shares of Integrated BioPharma common stock in the “regular way” market between the record date and _______, 2008, the distribution date, you will be selling your right to receive those shares of our common stock in the distribution.

No stockholder approval of the distribution is required or sought. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY. Integrated BioPharma stockholders will not be required to pay for the shares of our common stock to be received by them in the distribution, or to surrender or to exchange shares of Integrated BioPharma common stock in order to receive our common stock or to take any other action in connection with the distribution. There is no current trading market for our common stock. However, we expect that a limited market, commonly known as a “when-issued” trading market, for our common stock will develop on or shortly before the record date for the spin-off, and we expect “regular way” trading of our common stock will begin the first trading day after the spin-off. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. Regular way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction. We expect that our common stock will be quoted on the OTC Bulletin Board following the distribution under the symbol “______.”

In reviewing this information statement, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this information statement is truthful or complete. Any representation to the contrary is a criminal offense.

This information statement does not constitute an offer to sell or the solicitation of an offer to buy any securities.

The date of this information statement is ____________, 2008, and it is first being mailed to stockholders of Integrated BioPharma, Inc.
on or about ____________, 2008.

Integrated BioPharma, Inc.

Dear Integrated BioPharma Stockholder:

I am pleased to inform you that on November 9, 2007, the Board of Directors of Integrated BioPharma, Inc., approved a plan to distribute its equity interests in our subsidiary, InB:Biotechnologies, Inc., to our stockholders. This process is commonly referred to as a spin-off. Integrated BioPharma stockholders will receive one share of InB:Biotechnologies common stock for each share of Integrated BioPharma common stock owned as of the record date, which is _________, 2008. InB:Biotechnologies is currently organized as a New Jersey corporation. We plan to reincorporate InB:Biotechnologies as a Delaware corporation prior to effecting the spin-off. Accordingly, this Information Statement refers to InB:Biotechnologies as if such reincorporation has occurred.

Following the spin-off, InB:Biotechnologies will be a public company with stock expected to be traded on the OTC Bulletin Board. If you are an owner of Integrated BioPharma stock on the record date, then on the effective date of the spin-off, __________, 2008, you will own shares in both Integrated BioPharma and InB:Biotechnologies. As discussed more fully in the “Description of the Distribution” section of this information statement, if you sell shares of Integrated BioPharma common stock in the “regular way” market between the record date and ________, 2008, the distribution date, you will be selling your right to receive shares of InB:Biotechnologies common stock in the distribution. Integrated BioPharma common stock will continue to trade under the symbol “INBP.” InB:Biotechnologies expects to have its common stock quoted on the OTC Bulletin Board under the symbol “______.”

Stockholder approval of the spin-off is not required, and you are not required to take any action to receive your InB:Biotechnologies common stock.

The enclosed information statement, which is being mailed to all Integrated BioPharma stockholders as of the record date, describes the distribution of shares of InB:Biotechnologies common stock in detail and contains important information, including financial statements, about InB:Biotechnologies. I suggest that you read it carefully.

If you have any questions regarding the spin-off of InB:Biotechnologies common stock, please contact the transfer agent of InB:Biotechnologies, Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004, (212) 509-4000.

Sincerely,

E. Gerald Kay,

Chief Executive Officer

InB:Biotechnologies, Inc.

Dear InB:Biotechnologies Stockholder:

It is my pleasure to welcome you as a stockholder of InB:Biotechnologies, Inc. We are a biopharmaceutical company focused on the development and commercialization of novel products for the prevention and treatment of serious infectious diseases.

As a separate company, InB:Biotechnologies will have the ability to focus exclusively on the growth and development of our plant-based biopharmaceutical businesses. Our goals are to:

•	Continue the development of our proprietary plant-based technology platform.

•	Pursue opportunities for commercial partnerships and alliances to ensure continuation of clinical development and penetration into the influenza and biodefense vaccine markets.

•     Expand our production capabilities and conduct preclinical and clinical studies of novel vaccines and antibodies for prevention of influenza, anthrax and plague infections.

We expect to have our common stock quoted on the OTC Bulletin Board under the symbol “_____.”

As a separate and independent public company, InB:Biotechnologies will provide the opportunity to its initial stockholders and to those who subsequently become stockholders to be invested in a company devoted to the development of new-generation vaccines and antibodies in the growing infectious disease and biodefense markets. We invite you to learn more about InB:Biotechnologies and its opportunities as an independent public company in the attached information statement.

Sincerely,

Robert B. Kay

Executive Chairman

TABLE OF CONTENTS
SUMMARY	1
SUMMARY OF THE DISTRIBUTION	6
QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION	8
SUMMARY FINANCIAL INFORMATION	11
RISK FACTORS	12
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	27
DESCRIPTION OF THE DISTRIBUTION	27
General	27
Manner of Effecting the Distribution	28
Reasons for the Distribution	29
Results of the Distribution	31
Our Relationship with Integrated BioPharma after the Distribution	31
U.S. Federal Income Tax Consequences of Distribution	31
Listing and Trading of our Common Stock	34
Distribution Conditions and Terminations	35
Reason for Furnishing this Information Statement	36

DIVIDEND POLICY	36
CAPITALIZATION	36
INB:BIOTECHNOLOGIES, INC.	38
UNAUDITED PRO FORMA FINANCIAL STATEMENTS	38
MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	42
Overview	42
Effect of Spin-off from Integrated BioPharma	42
Critical Accounting Policies and Estimates	43
Results of Operations	47
Six months ended December 31, 2007 Compared to the Six months ended December 31, 2006	48
Year ended June 30, 2007 Compared to the Year ended June 30, 2006	49
Year ended June 30, 2006 Compared to the Year ended June 30, 2005	51
Recently Announced Accounting Pronouncements	55
Impact of Inflation	55
Quantitative and Qualitative Disclosure of Market Risks	55

DESCRIPTION OF OUR BUSINESS	56
Overview	56
Market Overviews	56
Our Product Candidates	56
Target Markets	58
Research and Development	58
Intellectual Property	59
Sales and Marketing	60
Competition	60
Government Regulation and Product Approval	61
Product Liability	64
Employees	65
Facilities	65
Legal Proceedings	65

OUR MANAGEMENT	66
Our Directors and Executive Officers	66
Scientific Advisors	69
Board Committees	70
Annual Meeting	70
Corporate Governance	71
Director Compensation	71

Executive Compensation	72
Summary Compensation Table	72
Outstanding Equity Awards at Fiscal Year-End	73
Director Compensation	73
Employment Agreements	74
401(k) Plan	74

RELATIONSHIPS BETWEEN OUR COMPANY AND INTEGRATED BIOPHARMA, INC.	75
Historical Relationship with Integrated BioPharma	75
Integrated BioPharma’s Distribution of Our Stock	75
Agreements Between Us and Integrated BioPharma	75

SECURITY OWNERSHIP OF MANAGEMENT	83
DESCRIPTION OF CAPITAL STOCK	86
Authorized Capital Stock	86
Market Price	88
Recent Sales	88
Transfer Agent and Registrar	88
OTC Bulletin Board Listing	88

INDEMNIFICATION OF DIRECTORS AND OFFICERS	88
AVAILABLE INFORMATION	90
Report of Independent Registered Public Accounting Firm	F-1

InB:Biotechnologies, Inc.

SUMMARY

The following is a summary of what we believe is the most important information contained in this information statement regarding our business and the distribution of shares of our common stock. For a complete understanding of our business and the distribution, we urge you to read this entire document carefully, including the risk factors, our historical and pro forma financial statements and the notes to those financial statements.

InB:Biotechnologies, Inc.

InB:Biotechnologies, Inc. (the “Company”) is a biopharmaceutical company focused on the development and commercialization of novel products for the prevention and treatment of serious infectious diseases. To accelerate achievement of our objectives, we established a collaborative venture structure in 2002 with a leading not-for-profit translational research institution, the Fraunhofer USA Center for Molecular Biotechnology (“FhCMB”). We believe this structure has substantially reduced the risk of bringing important new medical products to market and has created a unique opportunity for us.

Using this structure we have achieved our initial goal of developing a platform technology for accelerated discovery and production of improved vaccines and therapeutics. We have exclusive commercial rights to human health applications of the intellectual property created in the venture.

We have applied our technology to create a pipeline of proprietary products, including vaccine and therapeutic candidates for seasonal and pandemic influenza, and other pathogens of public health significance.

Strategy

We are evaluating opportunities for commercial ventures and alliances to ensure continuation of clinical development and penetration into the influenza and biodefense vaccine markets. We anticipate venturing with established pharmaceutical and biotechnology companies to offer the benefits of the plant-based platform to development and production of other vaccines and biotechnology drugs.

We exclusively control intellectual property related to human health and veterinary influenza applications of the plant-based platform developed and validated by FhCMB. Current development projects include expansion of production capabilities and conducting proof-of-principle preclinical and clinical studies of novel influenza, anthrax and plague vaccines and monoclonal antibodies for prevention of influenza and anthrax infections.

We are aggressively pursuing and obtaining non-dilutive government and non-governmental organization funding with our not-for-profit R&D partner to provide supplemental capital for advancement of our development programs. FhCMB has been awarded a total of $7.7 million in grants from the Bill & Melinda Gates Foundation for development of the platform and vaccines against influenza, malaria and African sleeping sickness (trypanosomiasis). The U.S. Department of Defense (DoD) has also provided $14.4 million in funding for preclinical and clinical studies for the anthrax and plague vaccine projects.

InB:Biotechnologies is a partner with FhCMB on a recently-awarded contract from DARPA (Defense Advanced Research Agency) of the United States Department of Defense for an $8.5 million project to further develop our plant-based technology platform for accelerated manufacture of vaccines and antibodies. The contract will facilitate manufacturing expansion with capacity to provide sufficient materials for clinical trials. A unique semi-automated modular concept is planned that will create easily expandable, just-in-time production capabilities.

We also intend to co-venture with pharmaceutical and biotechnology companies to offer the benefits of the platform to development and production of other human vaccines, animal vaccines and therapeutic proteins.

Technology

Our iBioLaunch™ technology is a unique platform for the accelerated development and manufacture of high value proteins of immediate interest as product candidates. Advantages of our technology include its speed and applicability to a broad range of disease agents. This enables us to target rapidly evolving disease agents and develop products with high safety, potency and efficacy. The table below summarizes the breadth of applicability of the iBioLaunch™ technology. Some, but not all, of the listed targets are currently being pursued as product candidates by the Company.

Target	Produced via iBioLaunch™	In vitro characterization complete	Immunogenicity demonstrated in animal model	Efficacy demonstrated in animal model
Influenza (vaccine)	v	v	v	v
Anthrax (vaccine)	v	v	v	v
Plague (vaccine)	v	v	v	v
RSV (vaccine)	v	v	v	v
Malaria (vaccine)	v	v	v	UT
Trypanosomes (vaccine)	v	v	v	v
HPV (vaccine)	v	v	v	v
Measles (vaccine)	v	v	v	UT
Influenza mAb (therapeutic/diagnostic)	v	v	NA	UT
Anthrax mAb (therapeutic)	v	v	NA	v
Tetanus toxin mAb (therapeutic)	v	v	NA	UT
hGH (therapeutic)	v	v	NA	UT
GM-CSF (therapeutic)	v	v	NA	UT
Diabetes autoantigen (diagnostic)	v	v	NA	UT

NA = not applicable UT = untested

Our iBioLaunch™ technology is based on using molecular “launch vectors” to rapidly produce high levels of target protein in hydroponically-grown green plants. The use of green plants provides a safer supply of proteins than natural or animal-based sources and contributes to our cost advantage over traditional bioreactor technology. When combined with novel approaches to the design of subunit vaccines, the iBioLaunch™ platform eliminates the need for culturing dangerous human pathogens, and in the case of influenza vaccines, eliminates the risk that a particular strain of influenza will prove lethal to chicken eggs, the most common source of flu vaccines.

With iBioLaunch™ technology, the high yield of recombinant protein per unit of biomass, the low fluid volumes required for biomass processing, and rapid production cycle times enable the manufacture of pharmaceutical grade proteins with less total capital investment in manufacturing facilities than is required for microbial or mammalian cell bioreactor production processes. We estimate that our manufacturing facility capital requirements are less than half that required for conventional facilities. In addition, with our technology, surge capacity for emergency response to disease outbreaks can be quickly established by simply increasing the number of green plants under cultivation rather than by installing additional bioreactors, or maintaining bioreactor capacity in idle standby status.

The technical features and applications of iBioLaunch™ technology have been described in peer-reviewed scientific publications and have attracted significant international interest from both commercial and academic sources.

Product Candidates

Our short-term commercial focus is on vaccines and therapeutics for influenza. In collaboration with our partner, we are also developing products for the biodefense market and for infectious diseases important in the developing world.

Diagnostic Product for Pandemic Avian Influenza. While predicting the timing of an avian influenza pandemic is not possible, reducing the potentially devastating impact of an outbreak requires an efficient method to distinguish avian influenza infections from other respiratory diseases, including seasonal influenza. There currently are no rapid diagnostic tests available for this purpose. We have discovered an antibody that distinguishes highly pathogenic avian influenza strains (total of 19 strains from clades 1, 2a and 2b) from human seasonal influenza viruses. With a diagnostic company partner, we plan to develop this proprietary antibody, with a commercial partner, as a point of care diagnostic product.

Seasonal Influenza Vaccine. We are developing recombinant vaccines directed against seasonal influenza virus strains. Our novel vaccine candidates have shown significant promise in preclinical efficacy studies in ferrets (the preferred animal model for testing influenza products). Our near-term objective is to complete preclinical evaluation and transition selected vaccine candidates into Phase 1 human clinical trials.

Pandemic Influenza Vaccine. We are developing recombinant vaccine candidates targeting highly pathogenic avian influenza (H5N1) viruses. These candidates have demonstrated immunogenicity and have been successfully tested in mice and ferrets for protective efficacy. The Gates Foundation has committed significant funding to FhCMB for preclinical development of this pandemic influenza vaccine. Our long term goal is to develop a combined vaccine effective for preventing both seasonal and pandemic influenza infections.

Therapeutic Monoclonal Antibody for Influenza. Our prototype product for treatment of patients hospitalized with avian influenza is a monoclonal antibody that specifically inhibits neuraminidase activity of highly pathogenic avian influenza virus strains from clades 1 and 2. We have preclinical evidence that the antibody is effective against oseltamivir-resistant and zanamivir-resistant virus isolates. This antibody has potential for prophylactic use and as a first line therapy in a flu pandemic.

Biodefense Products. We have developed an oral anthrax booster vaccine in collaboration with the NMRC and demonstrated its safety and efficacy in animals. Under DoD sponsorship, our partner is also conducting rabbit and primate studies on a proprietary multi-agent anthrax and plague vaccine. We have also developed an effective, proprietary monoclonal antibody for treatment of anthrax infections. A study in non-human primates demonstrated 100% protection against challenge with anthrax spores, and dose de-escalation studies are currently underway.

Vaccines for Developing Markets. Funding for developing-world products comes primarily from FhCMB’s collaborators, especially the Gates Foundation, and does not impact our cost structure. This work provides significant benefits in technology optimization and is synergistic with our product development programs. Positive preclinical immunogenicity and efficacy results have been obtained for vaccines for human papilloma virus (HPV), trypanosomiasis and malaria.

SUMMARY OF THE DISTRIBUTION

     The following is a brief summary of the terms of the distribution. Please see “Description of The Distribution” for a more detailed description of the matters described below.

Distributing company: Integrated BioPharma Inc., which is primarily engaged in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products; the manufacture and distribution of Paclitaxel, which is the primary chemotherapeutic agent in the treatment of breast cancer; and pharmaceutical technical services through its contract research organization.

Distributed company: InB:Biotechnologies, Inc., a specialty pharmaceutical company which uses its patented plant-based technology to produce vaccines and therapeutic antibodies.

Reasons for the distribution: The board of directors of Integrated BioPharma believes that the separation of InB:Biotechnologies from Integrated BioPharma will enhance the success of both Integrated BioPharma and InB:Biotechnologies, and thereby maximize stockholder value over the long-term for each company, by providing each company the ability to focus exclusively on maximizing opportunities for their distinct businesses. Integrated BioPharma’s board of directors believes that a tax-free distribution of shares in InB:Biotechnologies offers Integrated BioPharma and its stockholders the greatest long-term value and is the most tax efficient way to separate the companies. Please see “Description of the Distribution – Reasons for the Distribution” for more detailed information.

Securities to be distributed: Approximately ________ shares of our common stock. The shares of our common stock to be distributed by Integrated BioPharma will constitute approximately 84% of our common stock immediately after the distribution.

Distribution ratio: Each holder of Integrated BioPharma common stock as of the record date will receive one share of our common stock for every one share of Integrated BioPharma common stock held on the record date.

Method of distribution: For registered Integrated BioPharma stockholders, our transfer agent will credit their share of common stock to book-entry accounts established to hold their shares of our common stock. Book-entry refers to a method of recording stock ownership in the records of our stock registrar in which no physical certificates are issued. For stockholders who own Integrated BioPharma common stock through a broker or other nominee, their shares of our common stock will be credited to their accounts by the broker or other nominee. Following the distribution, stockholders whose shares are held in book-entry form may request the transfer of their shares of our common stock to a brokerage or other account at any time or the delivery of physical stock certificates for their shares, in each case without charge for such transfer or delivery. However, if you sell your Integrated BioPharma shares after the record date and before the end of trading on the distribution date of the InB:Biotechnologies common stock, NASDAQ Global Market “ex dividend” rules require that the right to receive the corresponding shares of InB:Biotechnologies common stock will automatically be conveyed with the sale of your Integrated BioPharma stock. See “Trading of Integrated BioPharma, Inc. Common Stock between the Record Date and Distribution Date.”

Record date: The record date is the close of business on _________, 2008.

Distribution date: 11:59 p.m. on ____________, 2008.

OTC Bulletin Board quotation: Currently there is no public market for our common stock. We expect our common stock to be quoted on the OTC Bulletin Board under the symbol “____.” We anticipate that trading will commence on a “when-issued” basis shortly before the record date. When-issued trading refers to a transaction made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading in respect of our common stock will end and “regular way” trading will begin. Regular way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction. We cannot predict the trading prices for our common stock before or after the distribution date. In addition, Integrated BioPharma’s common stock will remain outstanding and will continue to trade on the NASDAQ Global Market. We cannot predict any change that may occur in the trading price of Integrated BioPharma’s common stock as a result of the distribution.

Transfer agent and registrar for the shares: Continental Stock Transfer & Trust Company, will be the transfer agent and registrar for the shares of our common stock.

Distribution agent for the shares: Continental Stock Transfer & Trust Company, will be the distribution agent to distribute the shares of our common stock to all Integrated BioPharma stockholders.

Dividend policy: Payment of future cash dividends, if any, will be at the discretion of our board of directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and contractual restrictions with respect to the payment of dividends.

Anti-takeover effects: We will indemnify Integrated BioPharma under a tax responsibility allocation agreement we have entered into in connection with the distribution for the tax resulting from the application of Section 355(e) of the U.S. Internal Revenue Code of 1986 as a result of any acquisition or issuance of our stock sale of a material portion of our business, or other action taken by us that would trigger such tax. The possibility of this potential tax liability could discourage, delay or prevent a change of control of InB:Biotechnologies. Some provisions of our amended and restated certificate of incorporation, our by-laws and Delaware law may also have the effect of making more difficult an acquisition of control of us in a transaction not approved by our board of directors. See “Relationships Between Our Company and Integrated BioPharma, Inc.” and “Description of Capital Stock.”

Relationship with Integrated BioPharma: After the distribution, Integrated BioPharma will own approximately 6% of our common stock, and will cease to control InB:Biotechnologies. However, due to several relationships between the two companies that existed prior to the distribution, Integrated BioPharma and InB:Biotechnologies will enter into one or more agreements regarding the effects of the distribution, and the allocation of various obligations and liabilities between them. Please refer to “Relationships between Our Company and Integrated BioPharma, Inc.” and “Risk Factors – Risks Relating to our Relationship with and Spin-off from Integrated BioPharma,” below, for more information.

U.S. Federal Income Tax Consequences: Integrated BioPharma has structured the distribution to conform to the requirements of Section 355 of the Internal Revenue Code with the intention of the distribution qualifying as a tax-free event. Please refer to “U.S. Federal Income Tax Consequences of Distribution,” for additional information. Because personal circumstances are unique to each individual stockholder, you are also urged to consult your own tax advisor to determine the tax consequences of the distribution to you.

Risk Factors: InB:Biotechnologies’s business is subject both to general and specific business risks relating to its operations. In addition, InB:Biotechnologies’s spin-off from Integrated BioPharma presents risks relating to it being a separately traded public company as well as risks relating to the nature of the spin-off transaction itself. Please refer to the section titled “Risk Factors” on page 10 for a discussion of the various risks to our business and the value of your investment in our common stock.

QUESTIONS AND ANSWERS ABOUT THE DISTRIBUTION

What do stockholders need to do to participate in the spin-off?

     Nothing. You are not required to take any action to receive InB:Biotechnologies common stock in the distribution, although we urge you to read this entire document carefully. No stockholder approval of the distribution is required by applicable law, and we are not seeking such stockholder approval.

Do I have to pay anything for the InB:Biotechnologies stock?

     No. You do not have to pay anything for the InB:Biotechnologies stock you receive in the distribution. The distribution is in effect a dividend of certain property owned by Integrated BioPharma to its stockholders.

Do I have to send in my Integrated BioPharma stock certificate?

     No. You do not have to do anything to receive the InB:Biotechnologies stock. If you are a Integrated BioPharma stockholder as of the record date of the distribution, you will be automatically credited with shares of InB:Biotechnologies common stock. However, see “Trading of Integrated BioPharma, Inc. Common Stock between the Record Date and Distribution Date” for consequences of the sale of Integrated BioPharma stock after the record date of the distribution.

How much InB:Biotechnologies stock will I receive?

     You will receive one share of InB:Biotechnologies common stock for each share of Integrated BioPharma stock you own as of the distribution record date. The record date for the distribution is ________, 2008.

Will I get a stock certificate?

     No. You will not automatically receive a paper certificate for your shares of InB:Biotechnologies common stock. Prior to the effective date of the distribution, our transfer agent will create an account for each Integrated BioPharma stockholder. On the effective date of the distribution, the transfer agent will credit the shares issued to each registered stockholder to their respective accounts with the transfer agent. The transfer agent will mail to each registered stockholder a statement of the shares of InB:Biotechnologies stock held in their account. This is called a “book-entry” system. For stockholders who own Integrated BioPharma stock through a broker or nominee, their shares of our common stock will be credited to their brokerage accounts by such broker or nominee. After the distribution, stockholders may request the delivery of a physical stock certificate for their shares.

Will my Integrated BioPharma stock continue to be publicly traded?

     Yes. The Integrated BioPharma common stock will continue to be traded on the NASDAQ Global Market. After the effective date of the distribution, both the Integrated BioPharma common stock and the InB:Biotechnologies common stock will be publicly traded.

Where can Integrated BioPharma stockholders get more information?

You should direct inquiries relating to the distribution to the transfer agent and registrar of our common stock at:

Continental Stock Transfer and Trust Company
17 Battery Place
New York, New York 10004-1123
(212) 509-4000
www.continentalstock.com

You should direct inquiries relating to your investment in Integrated BioPharma common stock to:

Integrated BioPharma, Inc.
225 Long Avenue
Hillside, New Jersey 07205
(888) 319-6962
www.ibiopharma.com

After the distribution, you should direct inquiries relating to our common stock to:

InB:Biotechnologies, Inc.
9 Innovation Way, Suite 100
Newark, Delaware 19711
(302) 355-0650
www.inb-biotechnologies.com

Information on these websites does not constitute part of this information statement.

SUMMARY FINANCIAL INFORMATION

The following table presents a summary of selected financial information derived from our audited financial statements for the fiscal years ended June 30, 2005, 2006 and 2007, each of which are included elsewhere in this information statement and the unaudited financial statements for the fiscal years ended June 30, 2003 and 2004 and the unaudited financial statements for the six months ended December 31, 2007 and 2006. The historical information presented in the following table may not be indicative of the results of operations or financial position that would have been obtained if we had been an independent company during the periods shown, or of our future performance as an independent company.

You should read the summary financial information in conjunction with our audited financial statements and the notes to the audited financial statements. You should also read the section “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The summary financial information is qualified by reference to these sections, the audited financial statements and the notes to the audited financial statements, each of which is included elsewhere in this information statement.

RISK FACTORS

You should carefully consider the risks described below, in addition to the other information in this information statement, before purchasing shares of our common stock. Each of these risk factors could adversely affect our business, financial condition and operating results as well as adversely affect the value of an investment in our common stock.

Risks Related to Our Business

Our product candidates are at an early stage of development, and if we are not able to successfully develop and commercialize them, we may not generate sufficient revenues to continue our business operations.

We currently have six internal product candidates as part of our plant-based technology platform, each of which is in an early stage of development. Our business depends primarily on our ability to successfully complete clinical trials, obtain required regulatory approvals and successfully commercialize our product candidates alone or with other persons. If the studies described above or any further studies fail, if we do not obtain required regulatory approvals, or if we fail to commercialize any of our product candidates alone or with other persons, we may be unable to generate sufficient revenues to attain profitability or continue our business operations and our reputation in the industry and in the investment community would likely be significantly damaged, each of which would cause our stock price to decline and you to lose all or part of your investment.

We will not be able to commercialize our product candidates if our preclinical studies do not produce successful results or our clinical trials do not demonstrate safety and efficacy in humans.

Preclinical and clinical testing is expensive, difficult to design and implement, can take many years to complete and has an uncertain outcome. Success in preclinical testing and early clinical trials does not ensure that later clinical trials will be successful, and interim results of a clinical trial do not necessarily predict final results. We may experience numerous unforeseen events during, or as a result of, preclinical testing and the clinical trial process that could delay or prevent our ability to commercialize our product candidates, including the following:

•	Regulators or institutional review boards may not authorize us to commence a clinical trial or conduct a clinical trial at a prospective trial site.

•

Our preclinical or clinical trials may produce negative or inconclusive results, which may require us to conduct additional preclinical testing or clinical trials or to abandon projects that we expect to be promising.

•	Initial clinical results may not be supported by further or more extensive clinical trials.

•	Enrollment in our clinical trials may be slower than we currently anticipate, resulting in significant delays.

•	We might have to suspend or terminate our clinical trials if the participating patients are being exposed to unacceptable health risks.

•	Regulators or institutional review boards may suspend or terminate clinical research for various reasons, including noncompliance with regulatory requirements.

•	Any regulatory approval we ultimately obtain may be limited or subject to restrictions or post-approval commitments that render the product not commercially viable.

•	The effects of our product candidates may not be the desired effects or may include undesirable side effects.

If we are required to conduct additional clinical trials or other testing of our product candidates beyond those that we currently contemplate, if we are unable to successfully complete our clinical trials or other testing, or if the results of these trials or tests are not positive or are only modestly positive, we may be delayed in obtaining marketing approval for our product candidates, we may not be able to obtain marketing approval or we may obtain approval for indications that are not as broad as intended. Our product development costs will also increase if we experience delays in testing or approvals. We do not know whether planned clinical trials will begin as planned, will need to be restructured or will be completed on schedule, if at all. Significant clinical trial delays could allow our competitors to bring products to market before we do and impair our ability to commercialize our products or product candidates. Poor clinical trial results or delays may make it impossible to license a product or so reduce its attractiveness to a licensing partner that we will be unable to successfully commercialize a product.

We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, reduce or eliminate our product development programs or commercialization efforts.

We expect our research and development expenses to increase in connection with our ongoing activities, particularly as the scope of the clinical trials that we are conducting expands. In addition, subject to regulatory approval of any of our product candidates, we expect to incur significant commercialization expenses for product sales, marketing, manufacturing and distribution. We will need substantial additional funding and may be unable to raise capital when needed or may be unable to raise capital on attractive terms, which would force us to delay, reduce or eliminate our research and development programs or commercialization efforts.

We believe that our existing cash resources, along with our pending $5.0 million private placement of common stock, and committed funding from our collaborators will be sufficient to meet our projected operating requirements through the second quarter of 2009. Our future funding requirements will depend on many factors, including:

•	the scope and results of our clinical trials;

•	our ability to advance additional product candidates into development;

•	the success of our existing collaborations with pharmaceutical companies;

•	our ability to establish and maintain additional collaborative arrangements;

•	the timing of, and the costs involved in, obtaining regulatory approvals;

•	the cost of manufacturing activities;

•	the cost of commercialization activities, including product marketing, sales and distribution;

•

the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, including, if necessary, litigation costs and the results of such litigation; and

•	potential acquisition or in-licensing of other products or technologies.

Until we can generate a sufficient amount of product revenue, if ever, we expect to finance future cash needs through public or private equity offerings, debt financings and corporate collaboration and licensing arrangements. If we raise additional funds by issuing equity securities, our stockholders may experience dilution. Debt financing, if available, may involve restrictive covenants. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences that are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it will be necessary to relinquish valuable rights to our technologies, research programs or product candidates or grant licenses on terms that may not be favorable to us.

Even if we successfully complete clinical trials for our product candidates, there are no assurances that we will be able to submit, or obtain FDA approval of, a new drug application or biologics license application.

There can be no assurance that, if our clinical trials for any of our product candidates are successfully completed, we will be able to submit a new drug application (NDA), or biologics license application (BLA), to the FDA or that any NDA or BLA we submit will be approved by the FDA in a timely manner, if at all. After completing clinical trials for a product candidate in humans, a dossier is prepared and submitted to the FDA as an NDA or BLA, and includes all preclinical and clinical trial data that clearly establish both short-term and long-term safety for a product candidate, and data that establishes the statistically significant efficacy of a product candidate, in order to allow the FDA to review such dossier and to consider a product candidate for approval for commercialization in the United States. If we are unable to submit a NDA or BLA with respect to any of our product candidates, or if any NDA or BLA we submit is not approved by the FDA, we will be unable to commercialize that product. The FDA can and does reject NDAs and BLAs and requires additional clinical trials, even when product candidates perform well or achieve favorable results in large-scale Phase III clinical trials. If we fail to commercialize any of our product candidates, we may be unable to generate sufficient revenues to continue operations or attain profitability and our reputation in the industry and in the investment community would likely be damaged, each of which would cause our stock price to significantly decrease.

If commercialized, our product candidates may not be approved for sufficient governmental or third-party reimbursements, which would adversely affect our ability to market our product candidates.

In the United States and elsewhere, sales of pharmaceutical products depend in significant part on the availability of reimbursement to the consumer from third-party payers, such as government and private insurance plans. Since we have no commercial products, we have not had to face this issue yet; however, third-party payers are increasingly challenging the prices charged for medical products and services. It will be time consuming and expensive for us to go through the process of seeking reimbursement from Medicaid, Medicare and private payers for any of our product candidates. Our products may not be considered cost effective, and coverage and reimbursement may not be available or sufficient to allow us to sell our products on a competitive and profitable basis. The passage of the Medicare Prescription Drug and Modernization Act of 2003 imposes new requirements for the distribution and pricing of prescription drugs which may negatively affect the marketing of our potential products.

We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions, and such competition may adversely affect our ability to generate revenue from our products.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, clinical trials, regulatory approvals and marketing approved products than we do. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we may develop. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

We rely upon our collaborators for support in advancing certain of our drug candidates and intend to rely on our collaborators for the commercialization of these products. Our collaborators may be conducting multiple product development efforts within the same disease areas that are the subjects of their agreements with us. Generally, our agreements with our collaborators do not preclude them from pursuing development efforts using a different approach from that which is the subject of our agreement with them. Any of our drug candidates therefore, may be subject to competition with a drug candidate under development by a collaborator.

There are currently approved therapies for the diseases and conditions addressed by our vaccine and antibody candidates that are undergoing clinical trials and for the diseases and conditions that are subjects of our preclinical development program. There are also a number of companies working to develop new drugs and other therapies for these diseases that are undergoing clinical trials. We also will face competition from existing drugs of third parties and drugs that are under development by third parties as to any products that we successfully develop from our existing or future research programs. The key competitive factors affecting the success of all of our drug candidates are likely to be their efficacy, safety profile, price and convenience.

We depend significantly on collaborations with third parties to develop and commercialize our product candidates.

A key element of our business strategy is to collaborate with third parties, particularly leading pharmaceutical and biotechnology companies, to develop and commercialize product candidates. We are currently party to a collaboration with the Fraunhofer USA Center for Molecular Biotechnology relating to development of our plant-based platform technology. These arrangements may not be scientifically or commercially successful. The termination of any of these arrangements might adversely affect our ability to develop and commercialize our product candidates.

The success of our collaboration arrangements will depend heavily on the efforts and activities of our collaborators. Our collaborators have significant discretion in determining the efforts and resources that they will apply to these collaborations. The risks that we face in connection with these collaborations, and that we anticipate being subject to in future collaborations, include the following:

•	Our collaboration agreements are for fixed terms and subject to termination under various circumstances, including, in some cases, on short notice without cause.

•

Our collaborators may develop and commercialize, either alone or with others, products and services that are similar to or competitive with the products that are the subject of the collaboration with us.

•	Our collaborators may underfund or not commit sufficient resources to the testing, marketing, distribution or other development of our products.

•

Our collaborators may not properly maintain or defend our intellectual property rights or they may utilize our proprietary information in such a way as to invite litigation that could jeopardize or invalidate our proprietary information or expose us to potential liability.

•

Our collaborators may change the focus of their development and commercialization efforts. Pharmaceutical and biotechnology companies historically have re-evaluated their priorities from time to time, including following mergers and consolidations, which have been common in recent years in these industries. The ability of our product candidates and products to reach their potential could be limited if our collaborators decrease or fail to increase spending relating to such products.

Collaborations with pharmaceutical companies and other third parties often are terminated or allowed to expire by the other party. Such terminations or expirations would adversely affect us financially and could harm our business reputation.

We may not be successful in establishing additional collaborations, which could adversely affect our ability to discover, develop and commercialize products.

If we are unable to reach new agreements with suitable collaborators, we may fail to meet our business objectives for the affected product or program. We face significant competition in seeking appropriate collaborators. Moreover, these collaboration arrangements are complex to negotiate and time-consuming to document. We may not be successful in our efforts to establish additional collaborations or other alternative arrangements. The terms of any additional collaborations or other arrangements that we establish may not be favorable to us. Moreover, these collaborations or other arrangements may not be successful.

If third parties on whom we rely for clinical trials do not perform as contractually required or as we expect, we may not be able to obtain regulatory approval for or commercialize our product candidates, and our business may suffer.

We do not have the ability to independently conduct the clinical trials required to obtain regulatory approval for our products. We depend on independent clinical investigators, contract research organizations and other third party service providers in the conduct of the clinical trials of our product candidates and expect to continue to do so. We rely heavily on these parties for successful execution of our clinical trials, but do not control many aspects of their activities. For example, the investigators are not our employees. However, we are responsible for ensuring that each of our clinical trials is conducted in accordance with the general investigational plan and protocols for the trial. Third parties may not complete activities on schedule, or may not conduct our clinical trials in accordance with regulatory requirements or our stated protocols. The failure of these third parties to carry out their obligations could delay or prevent the development, approval and commercialization of our product candidates.

We face substantial uncertainty in our ability to protect our patents and proprietary technology.

Our ability to commercialize our products will depend, in part, on our or our licensors’ ability to obtain patents, to enforce those patents and preserve trade secrets, and to operate without infringing on the proprietary rights of others. The patent positions of biopharmaceutical companies are highly uncertain and involve complex legal and factual questions. There can be no assurance that:

•	patent applications owned by or licensed to us will result in issued patents;

•	patent protection will be secured for any particular technology;

•	any patents that have been or may be issued to us will be valid or enforceable;

•	any patents will provide meaningful protection to us;

•	others will not be able to design around the patents; or

•	our patents will provide a competitive advantage or have commercial application.

The failure to obtain and maintain adequate patent protection would have a material adverse effect on us and may adversely affect our ability to enter into, or affect the terms of, any arrangement for the marketing of any product.

We cannot assure that our patents will not be challenged by others.

There can be no assurance that patents owned by or licensed to us will not be challenged by others. We could incur substantial costs in proceedings, including interference proceedings before the United States Patent and Trademark Office and comparable proceedings before similar agencies in other countries in connection with any claims that may arise in the future. These proceedings could result in adverse decisions about the patentability of our or our licensors’ inventions and products, as well as about the enforceability, validity or scope of protection afforded by the patents. Any adverse decisions about the patentability of our product candidates could cause us to either lose rights to develop and commercialize our product candidates or to license such rights at substantial cost to us. In addition, even if we were successful in such proceedings, the cost and delay of such proceedings would most likely have a material adverse effect on our business.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information, may not adequately protect our intellectual property, and will not prevent third parties from independently discovering technology similar to or in competition with our intellectual property.

We rely on trade secrets and other unpatented proprietary information in our product development activities. To the extent we rely on trade secrets and unpatented know-how to maintain our competitive technological position, there can be no assurance that others may not independently develop the same or similar technologies. We seek to protect trade secrets and proprietary knowledge, in part, through confidentiality agreements with our employees, consultants, advisors, collaborators and contractors. Nevertheless, these agreements may not effectively prevent disclosure of our confidential information and may not provide us with an adequate remedy in the event of unauthorized disclosure of such information. If our employees, scientific consultants, advisors, collaborators or contractors develop inventions or processes independently that may be applicable to our technologies, product candidates or products, disputes may arise about ownership of proprietary rights to those inventions and processes. Such inventions and processes will not necessarily become our property, but may remain the property of those persons or their employers. Protracted and costly litigation could be necessary to enforce and determine the scope of our proprietary rights. If we fail to obtain or maintain trade secret protection for any reason, the competition we face could increase, reducing our potential revenues and adversely affecting our ability to attain or maintain profitability.

If we infringe or are alleged to infringe intellectual property rights of third parties, it will adversely affect our business.

Our research, development and commercialization activities, as well as any products candidates or products resulting from these activities, may infringe or be claimed to infringe patents or patent applications under which we do not hold licenses or other rights. Third parties may own or control these patents and patent applications in the United States and abroad. These third parties could bring claims against us or our collaborators that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or product candidate that is the subject of the suit.

As a result of patent infringement claims, or in order to avoid potential claims, we or our collaborators may choose to seek, or be required to seek, a license from the third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or be forced to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. This could harm our business significantly.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. In addition to infringement claims against us, we may become a party to other patent litigation and other proceedings, including interference proceedings declared by the United States Patent and Trademark Office and opposition proceedings in the European Patent Office, regarding intellectual property rights with respect to our products and technology. The cost to us of any patent litigation or other proceeding, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation or proceedings more effectively than we can because of their substantially greater financial resources. Uncertainties resulting from the initiation and continuation of patent litigation or other proceedings could have a material adverse effect on our ability to compete in the marketplace. Patent litigation and other proceedings may also absorb significant management time.

Our business could suffer if our systems and infrastructure are inadequate or we cannot replace the other benefits previously provided by Integrated BioPharma.

Since our inception, we have relied on Integrated BioPharma for various services which we have only recently developed for ourselves, including:

•	legal;

•	treasury;

•	tax;

•	employee benefits;

•	insurance;

•	investor relations; and

•	executive oversight and other services.

Following the distribution, we will operate as a separate publicly traded company. We have developed and implemented systems and infrastructure to support our current and future business, and our responsibilities as a public company. However, these systems and infrastructure may be inadequate and we may be required to develop or otherwise acquire other systems and infrastructure, or to obtain certain corporate services from Integrated BioPharma, to support our current and future business.

After the distribution, we will not be able to obtain financing from Integrated BioPharma.

Our plans to expand our business and to continue to improve our products may require funds in excess of our cash flow and may require us to seek financing from third parties. In the past, Integrated BioPharma has provided capital for our general corporate purposes, and we have periodically used cash on a short-term basis from Integrated BioPharma to fund our operations. After the distribution, Integrated BioPharma will not provide funds to finance our operations. Without the opportunity to obtain financing from Integrated BioPharma, we may in the future need to obtain additional financing from banks, or through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements. The terms, interest rates, costs and fees of new credit facilities may not be as favorable as those historically enjoyed with Integrated BioPharma. For example, Integrated BioPharma did not charge us with any fees or costs for the intercompany borrowing, nor were there any covenants regarding financial ratios or prohibition on certain transactions in the loan arrangement with Integrated BioPharma. Our inability to obtain financing on favorable terms could restrict our operations and reduce our profitability. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources.”

Risks Relating to Our Relationship with and Spin-Off from Integrated BioPharma

The agreements we are entering into with Integrated BioPharma in connection with the distribution could restrict our operations.

In connection with the distribution, we and Integrated BioPharma are entering into a number of agreements that will govern our spin-off from Integrated BioPharma and our future relationship. Each of these agreements has been or will be entered into in the context of our relationship to Integrated BioPharma as a subsidiary and our spin-off from Integrated BioPharma and, accordingly, the terms and provisions of these agreements may be less favorable to us than terms and provisions we could have obtained in arm’s-length negotiations with unaffiliated third parties. These agreements commit us to take actions, observe commitments and accept terms and conditions that are or may be advantageous to Integrated BioPharma but are or may be disadvantageous to us. The terms of these agreements will include obligations and restrictive provisions, including, but not limited to:

•

an agreement to indemnify Integrated BioPharma, its affiliates, and each of their respective directors, officers, employees, agents and representatives from certain liabilities arising out of any litigation we are involved in and all liabilities that arise from our breach of, or performance under, the agreements we are entering into with Integrated BioPharma in connection with the distribution and for any of our liabilities.

•     an agreement with regard to tax matters between ourselves and Integrated BioPharma which restricts our ability to engage in certain strategic or capital raising transactions.

For a further discussion of our agreements with Integrated BioPharma, see “Relationships Between Our Company and Integrated BioPharma, Inc. – Agreements Between Us and Integrated BioPharma.”

Risks Relating to the Distribution

If the spin-off is determined to be a taxable transaction, you and Integrated BioPharma could be subject to material amounts of taxes.

Integrated BioPharma and its Board of Directors have structured the distribution to qualify as a tax-free distribution to its stockholders under Section 355 of the Internal Revenue Code of 1986. If the IRS determines that the distribution does not qualify as a tax-free transaction because of its structure, alleged lack of business purpose, or subsequent acquisitions or issuance of 50% or more of our common stock, you and Integrated BioPharma could be subject to material amounts of taxes. See “The Distribution – U.S. Federal Income Tax Consequences of the Distribution.”

Under some circumstances, we could be prevented from engaging in strategic or capital raising transactions and we could be liable to Integrated BioPharma for any resulting adverse tax consequences.

It is possible that Integrated BioPharma could recognize a large taxable gain if the IRS were to assert that the distribution is part of a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in either Integrated BioPharma or InB:Biotechnologies. Any cumulative 50% change of ownership in either Integrated BioPharma or InB:Biotechnologies within the four-year period beginning two years before the date of the spin-off will be presumed under applicable law to be part of such a plan. If this presumption applies, it would need to be rebutted to avoid a large taxable gain. A merger, recapitalization or acquisition, or issuance or redemption of our common stock after the spin-off could, in some circumstances, be counted toward the 50% change of ownership threshold. As a result, we may be unable to engage in strategic or capital raising transactions that stockholders might consider favorable, or to structure potential transactions in the manner most favorable to us. Further, our tax responsibility allocation agreement with Integrated BioPharma precludes us from engaging in some of these transactions and requires us to indemnify Integrated BioPharma for the adverse tax consequences resulting from these types of transactions.

Certain adverse tax consequences could arise by reason of the distribution.

It is possible that our stockholders could recognize a taxable gain if the IRS were to assert that the distribution was without sufficient business purpose to InB:Biotechnologies. This would have adverse consequences to Integrated BioPharma, which may then have to recognize a taxable capital gain on the difference between the fair market value of the 100% interest in InB:Biotechnologies it is distributing to its stockholders and Integrated BioPharma’s tax basis in its InB:Biotechnologies stock. Furthermore, if the IRS successfully challenges the tax-free status of the distribution, those Integrated BioPharma stockholders who receive InB:Biotechnologies stock in the distribution may suffer adverse tax consequences resulting from the characterization of the distribution as a taxable dividend to such stockholders. See “The Distribution – U.S. Federal Income Tax Consequences of the Distribution.”

Risks Relating to Ownership of Our Common Stock

Our common stock has no prior public market and we cannot predict the price range in which it will trade or its volatility after the distribution.

There has been no prior trading market for our common stock. There can be no assurance as to the price at which our common stock will trade. The securities of many companies have experienced extreme price and volume fluctuations in recent years, often unrelated to the companies’ operating performance. Accordingly, we cannot predict whether the market price of our common stock will be volatile.

The market price of our common stock could fluctuate significantly as a result of many factors related to the economy in general or the biopharmaceutical industry in which we operate, including the following:

•	economic and stock market conditions generally and specifically as they may affect our industry;

•	earnings and other announcements by our competitors, and changes in the market’s perception of our industry in general; and

•	changes in business or regulatory conditions affecting our industry.

In addition, there are various factors related to our business in particular that could cause the market price of our common stock to fluctuate, including the following:

•	the size and timing of significant contract signings;

•	the non-renewal or termination of significant customer contracts;

•	announcement or implementation by us or our competitors of innovations or new products and services;

•	the introduction by competitors of new products that make our products obsolete or less valuable;

•	litigation judgments or settlements;

•	our earnings and results of operations and other developments affecting our business;

•	changes in financial estimates and recommendations by securities analysts that follow our stock; and

•	trading volume of our common stock.

It is possible that our quarterly revenues and operating results may vary significantly in the future and that period-to-period comparisons of our revenues and operating results are not necessarily meaningful indicators of the future. You should not rely on the results of one quarter as an indication of our future performance. It is also possible that in some future quarters, our revenues and operating results will fall below our expectations or the expectations of market analysts and investors. If we do not meet these expectations, the price of our common stock may decline significantly.

On the distribution date, our corporate governance structure, including provisions in our certificate of incorporation and by-laws, our stockholder rights plan and Delaware law, may prevent a change in control or management that stockholders may consider desirable.

Section 203 of the Delaware General Corporation Law and our certificate of incorporation and by-laws contain provisions that might enable our management to resist a takeover of our company or discourage a third party from attempting to take over our company. These provisions include:

•	a classified board of directors;

•	limitations on the removal of directors;

•	limitations on stockholder proposals at meetings of stockholders;

•	the inability of stockholders to act by written consent or to call special meetings; and

•	the ability of our board of directors to designate the terms of and issue new series of preferred stock without stockholder approval.

In addition, Section 203 of the Delaware General Corporation Law imposes restrictions on our ability to engage in business combinations and other specified transactions with significant stockholders. These provisions could have the effect of delaying, deferring, or preventing a change in control of us or a change in our management that stockholders may consider favorable or beneficial. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors and take other corporate actions. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this information statement that are not historical facts -- but rather reflect our current expectations concerning future results and events -- constitute forward-looking statements. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “intend,” “estimate,” “potential,” “continue,” “hopes,” “likely,” “will,” and similar expressions, or the negative of these terms, identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of InB:Biotechnologies, or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements.

Important factors that might cause our actual results to differ materially from the results contemplated by these forward-looking statements are contained in “Risk Factors” on page 10 and elsewhere in this report and our future filings with the Securities and Exchange Commission.

Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this information statement. We undertake no obligation to update the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.

DESCRIPTION OF THE DISTRIBUTION

General

     Given the evolution of the distinct and highly competitive environments in which Integrated BioPharma and InB:Biotechnologies operate, Integrated BioPharma believes the best way to enhance the success and maximize stockholder value of both businesses over the long term is to enable each one to pursue its unique and focused strategy. After the distribution, Integrated BioPharma will continue to focus on the manufacture, distribution, marketing and sales of vitamins, nutritional supplements and herbal products and InB:Biotechnologies will continue to focus on the development and production of biopharmaceutical products.

The separation of InB:Biotechnologies from Integrated BioPharma will be accomplished through a pro rata distribution of approximately 84% of the common stock of InB:Biotechnologies held by Integrated BioPharma to Integrated BioPharma stockholders, which we refer to as the distribution, or the spin-off, which is expected to occur on _______, 2008, the distribution date. As a result of the distribution, each Integrated BioPharma stockholder will:

•	receive one share of our common stock for every one share of Integrated BioPharma common stock they own, and

•	retain their shares of Integrated BioPharma.

Manner of Effecting the Distribution

The general terms and conditions relating to the distribution will be set forth in the separation and distribution agreement between Integrated BioPharma and us. Under that agreement, the distribution will be effective at 11:59 p.m. Eastern time on the distribution date, _______, 2008. The board of directors of Integrated BioPharma approved the distribution at a meeting of the board on November 9, 2007. Fractional shares are not authorized by our certificate of incorporation and no fractional shares will be issued as a result of the share split. As a result of the distribution, each Integrated BioPharma stockholder of record will receive one share of our common stock for every one share of Integrated BioPharma common stock owned by such stockholders as of the record date of the distribution. In order to be entitled to receive shares of our common stock in the distribution, Integrated BioPharma stockholders must be stockholders at the close of business of the NASDAQ Global Market on the record date, ___________, 2008 subject to the NASDAQ Global Market’s “ex dividend” rules discussed below. For registered Integrated BioPharma stockholders, our transfer agent will credit their shares of our common stock to book-entry accounts established to hold their shares of our common stock. Our distribution agent will send these stockholders a statement reflecting their ownership of our common stock. Book-entry refers to a method of recording stock ownership in our records in which no physical certificates are issued. For stockholders who own Integrated BioPharma common stock through a broker or other nominee, their shares of our common stock will be credited to their accounts by the broker or other nominee. Each share of our common stock that is distributed will be validly issued, fully paid and non-assessable and free of preemptive rights. See “Description of Capital Stock.” Following the distribution, stockholders whose shares are held in book-entry form may request the transfer of their shares of our common stock to a brokerage or other account at any time as well as the delivery of physical stock certificates for their shares, in each case without charge for such transfer or delivery.

Integrated BioPharma stockholders will NOT be required to pay for shares of our common stock received in the distribution or to surrender or exchange shares of Integrated BioPharma common stock in order to receive our common stock or to take any other action in connection with the distribution. No vote of Integrated BioPharma stockholders is required or sought in connection with the distribution, and Integrated BioPharma stockholders have no appraisal rights in connection with the distribution.

Trading of Integrated BioPharma, Inc. Common stock Between the Record Date and Distribution Date

In accordance with the trading rules of the NASDAQ Global Market, if you own shares of Integrated BioPharma, Inc. common stock at 5:00 p.m., New York City time, on the record date (__________, 2008) and sell those shares prior to the end of trading on the distribution date of the InB:Biotechnologies shares, you will also be selling the shares of InB:Biotechnologies common stock that would have been distributed to you pursuant to the distribution. The shares of InB:Biotechnologies common stock distributed with respect to such shares will be automatically routed and delivered by the clearing broker to the purchaser of such shares.

Reasons for the Distribution

     Integrated BioPharma’s board of directors believes that separating InB:Biotechnologies from Integrated BioPharma’s other businesses in the form of a tax-free distribution to Integrated BioPharma stockholders of our new publicly traded common stock is appropriate and advisable for Integrated BioPharma and its stockholders. Integrated BioPharma’s board of directors believes that our separation from Integrated BioPharma will provide both companies with the opportunity to focus exclusively on their respective businesses and their unique opportunities for long-term growth and profitability. In addition, the separation will enable each company to enhance its strategic, financial and operational flexibility.

The key benefits of the separation include:

Sharper Strategic Focus; Allocation of Capital Resources

Both we and Integrated BioPharma anticipate that the separation will allow each company to focus exclusively on the unique opportunities facing its respective business. For many years, our business has operated within Integrated BioPharma’s broadly diversified nutraceutical and pharmaceutical business. As part of Integrated BioPharma, our business was required to compete for product development funds, capital improvement funds, and other investment resources with Integrated BioPharma’s other major businesses. Furthermore, these competing businesses within Integrated BioPharma may have pursued different strategies from our own market strategies, or Integrated BioPharma may have elected to advance the interests of some of its other businesses in preference to or in conflict with the interests of our business. As separate entities, both we and Integrated BioPharma can use our respective resources to invest in opportunities targeted to each of our distinct strategies and markets. In addition, each company can devote more management time and attention toward meeting the unique needs of its respective customers. We believe this focused approach will allow each management team to make decisions more quickly and efficiently.

Flexibility to Pursue Independent Strategies

As a separate company, we will have greater flexibility to expand on our position in the biopharmaceutical industry by being more independent of Integrated BioPharma corporate constraints, i.e., having to solicit parent approval for major initiatives, especially those involving capital expenditure, and having to conform to a variety of Integrated BioPharma policies including benefits, accounting, information technology protocols, bonus criteria and salary administration. As a separate company, we will be better positioned to focus on our strategic growth initiatives.

Targeted Incentives for Employees

As an independent company, we will have the opportunity to reward employees using equity-based compensation plans that align the incentives of management and employees with the overall financial performance of our business. The results of our business will no longer be impacted by Integrated BioPharma’s other businesses, thus creating greater incentives for employees whose stock ownership will be more directly tied to our performance. The impact of this form of incentive system on our performance is expected to grow as management and employee ownership increases through the use of stock options and participation in other equity incentive programs.

Direct Access to Capital

Historically, our ability to access capital was constrained by Integrated BioPharma’s larger strategic priorities. Operating as a separate publicly traded company, we will have direct access to the capital markets. In addition, we will have the option to use our own equity as acquisition currency should appropriate strategic opportunities arise.

Greater Market Recognition of InB:Biotechnologies Value

Growth in the biopharmaceutical business may be obscured by the overall financial results of Integrated BioPharma. By becoming a public company, InB:Biotechnologies will have a greater visibility in the equity markets through a simpler business model and more visible financial reporting results. This greater visibility could lead to a greater valuation of InB:Biotechnologies than may be currently accorded to it as part of Integrated BioPharma.

Use of InB:Biotechnologies Stock for Acquisitions

While the growth of the InB:Biotechnologies business has been a result of new product development and innovation that has been accomplished almost exclusively through the internal resources of InB:Biotechnologies, in the future, there may be opportunities for InB:Biotechnologies to expand its strategic businesses through the acquisition of one or more complementary businesses. There can be no assurance that at the time of the prospective acquisition that InB:Biotechnologies would have the access to capital or resources to finance such an acquisition exclusively through its own reserves through the issuance of equity securities or through debt financing. With a publicly traded equity stock, InB:Biotechnologies would also have the flexibility of acquiring other businesses with its own capital stock, through debt financing, or through a combination of the two financing alternatives.

However, as noted in “Anti-Takeover Measures,” InB:Biotechnologies may be prohibited from engaging in any such acquisition if the structure of such a transaction would cause a “change in control” of InB:Biotechnologies, and violate the strictures contained in the continuing agreements with Integrated BioPharma regarding the acquisition or issuance of our common stock.

     Integrated BioPharma’s board of directors considered a number of other factors in evaluating the distribution, including the possibility that we may experience disruptions to our business as a result of the distribution, the reaction of Integrated BioPharma stockholders to the distribution and the one-time and on-going costs of the distribution. Integrated BioPharma’s board of directors concluded that the potential benefits of the separation outweigh these factors, and that separating our business from Integrated BioPharma’s other businesses in the form of a tax-free distribution to Integrated BioPharma stockholders is appropriate and advisable for Integrated BioPharma and its stockholders. Because Integrated BioPharma believes a tax-free distribution to Integrated BioPharma stockholders is the most economical means of separating our business for Integrated BioPharma and its stockholders, we did not pursue other means of separating the business.

Results of the Distribution

After the distribution, we will be a separate public company operating our current businesses. Immediately after the distribution, we expect to have approximately _____ record and beneficial stockholders of our common stock, and approximately _______ shares of our common stock issued and outstanding. This figure does not reflect any options that may be exercised by Integrated BioPharma officers prior to the record date of the distribution for the purchase of Integrated BioPharma common stock.

Our Relationship with Integrated BioPharma after the Distribution

Following the distribution, we will be an independent public company, and Integrated BioPharma will only have minority ownership interest in InB:Biotechnologies. Prior to the distribution, we will enter into one or more agreements with Integrated BioPharma for providing services by Integrated BioPharma for our benefit, which may include legal, finance, purchasing, and similar corporate services, and allocating liabilities relating to our business, including product liability, tax and other liabilities and obligations attributable to periods prior to, and in some cases, after the distribution. The agreement or agreements also include an agreement that we generally will indemnify Integrated BioPharma against liabilities arising out of our business.

U.S. Federal Income Tax Consequences of Distribution

While this discussion summarizes the material U.S. federal income tax consequences of the distribution, it does not address all aspects of U.S. federal income taxation that may be relevant to Integrated BioPharma stockholders to which special provisions of U.S. federal income tax law may apply based on their particular circumstances or status. For example, the discussion does not address all aspects of U.S. federal income taxation that may be relevant to:

•	Integrated BioPharma stockholders liable for alternative minimum tax;

•	Integrated BioPharma stockholders whose “functional currency” is not the U.S. dollar;

•	financial institutions;

•	tax-exempt organizations;

•	traders who acquired their shares of stock by exercising employee stock options or as some other form of compensation;

•	qualified retirement plans;

•	regulated investment companies; or

•	real estate investment trusts.

Integrated BioPharma has received a legal opinion from Greenberg Traurig, LLP as to the federal income tax treatment of the distribution. In essence, the legal opinion letter states that the distribution should qualify as a transaction described in Section 355(a) of the Internal Revenue Code. The discussions of the material federal income tax consequences of the distribution set forth below under “Tax Consequences to Integrated BioPharma Stockholders” and under “Tax Consequences to Integrated BioPharma and InB:Biotechnologies” are based on the U. S. Federal income tax law, as in effect on the date hereof, which law is subject to change potentially with retroactive effect.

The legal opinion is subject to the accuracy of factual representations and assumptions described in the opinion. If the factual representations or assumptions are incorrect in any material respect, the holdings of the opinion would be jeopardized. We and Integrated BioPharma are not aware of any facts or circumstances which would cause the representations and assumptions to be untrue. Additionally, events occurring after the distribution could potentially cause some of the representations and assumptions to be untrue and the distribution to be taxable. In this regard, we have agreed to refrain from taking future actions (as specified in a tax responsibility allocation agreement to be entered into by us and Integrated BioPharma) and to provide further assurances that the distribution will qualify as tax-free. In addition, we have agreed to indemnify Integrated BioPharma for taxes incurred by Integrated BioPharma from the distribution if the distribution becomes taxable to Integrated BioPharma as a result of future events involving our stock or assets, as set forth in the tax responsibility allocation agreement. See “Relationships Between Our Company and Integrated BioPharma, Inc.—Agreements Between Us and Integrated BioPharma—Tax Responsibility Allocation Agreement.”

If the distribution were not to qualify as tax-free to Integrated BioPharma stockholders, each Integrated BioPharma stockholder who receives our common stock in the distribution would be treated as if such stockholder received a taxable dividend equal to the value of our common stock received in the distribution. If the distribution were not to qualify as tax-free to Integrated BioPharma, a corporate level capital gains tax would be payable by Integrated BioPharma based upon the difference between the fair market value of the stock distributed and Integrated BioPharma’s adjusted basis in the stock.

Tax Consequences to Integrated BioPharma Stockholders. Assuming the distribution qualified as tax-free under Section 355 of the Internal Revenue Code:

•	No income gain or loss will be recognized by a Integrated BioPharma stockholder as a result of the distribution.

•

The aggregate basis of a stockholder’s Integrated BioPharma common stock and our common stock immediately after the distribution will be the same as the basis of the stockholder’s Integrated BioPharma common stock immediately before the distribution, allocated between our common stock and the Integrated BioPharma common stock in proportion to their relative fair market values.

•     The holding period of our common stock received by a Integrated BioPharma stockholder, will include the holding period of the Integrated BioPharma common stock with respect to which our common stock was distributed.

U.S. Treasury regulations require each Integrated BioPharma stockholder that receives our stock in the distribution to attach to the stockholder’s U.S. federal income tax return for the year in which the distribution occurs a detailed statement setting forth information as may be appropriate to show the applicability of Section 355 of the Internal Revenue Code. Integrated BioPharma will provide Integrated BioPharma stockholders who receive our stock in the distribution with the information necessary to comply with this requirement.

Tax Consequences to Integrated BioPharma and InB:Biotechnologies. Assuming the distribution qualified as tax-free under Section 355 of the Internal Revenue Code:

•	No material amount of gain or loss will be recognized by either Integrated BioPharma or InB:Biotechnologies as a result of the distribution.

THE SUMMARY OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE DISTRIBUTION SET FORTH ABOVE DOES NOT ADDRESS THE U.S. FEDERAL INCOME TAX CONSEQUENCES THAT MAY APPLY TO STOCKHOLDERS THAT ARE NOT U.S. HOLDERS AND DOES NOT ADDRESS ALL OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF U.S. HOLDERS THAT ARE SUBJECT TO SPECIAL TREATMENT UNDER THE INTERNAL REVENUE CODE. ALL INTEGRATED BIOPHARMA STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES OF THE DISTRIBUTION TO THEM, INCLUDING THE EFFECT OF ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS.

Listing and Trading of our Common Stock

There is currently no public market for our common stock. We expect our common stock to be quoted on the OTC Bulletin Board under the symbol “____.” We anticipate that trading of our common stock will commence on a when-issued basis shortly before the record date. When-issued trading refers to a sale or purchase made conditionally because the security has been authorized but not yet issued. On the first trading day following the distribution date, when-issued trading with respect to our common stock will end and regular way trading will begin. Regular way trading refers to trading after a security has been issued and typically involves a transaction that settles on the third full business day following the date of the transaction. We cannot predict what the trading prices for our common stock will be before or after the distribution date. In addition, we cannot predict any change that may occur in the trading price of Integrated BioPharma’s common stock as a result of the distribution.

The shares of our common stock distributed to Integrated BioPharma’s stockholders will be freely transferable except for shares received by persons that may have a special relationship or affiliation with us. Persons that may be considered our affiliates after the distribution generally include individuals or entities that control, are controlled by or are under common control with us. This may include some or all of our officers and directors. Persons that are our affiliates will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended, or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(1) of the Securities Act or Rule 144 there under.

Distribution Conditions and Terminations

We expect that the distribution will be effective on the distribution date ______, 2008, provided that, among other things:

•

the SEC has declared effective our registration statement on Form 10, of which this information statement is a part, under the Securities Exchange Act of 1934, and no stop order relating to the registration statement is in effect;

•

Integrated BioPharma has received an opinion from Greenberg Traurig that based on certain facts represented to Greenberg Traurig, the distribution will qualify as a tax free transaction under Section 355 of the Internal Revenue Code;

•

we and Integrated BioPharma have received all permits, registrations and consents required under the securities or blue sky laws of states or other political subdivisions of the United States or of foreign jurisdictions in connection with the distribution; and

•

no order, injunction or decree issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the distribution or any of the transactions related thereto, including the transfers of assets and liabilities contemplated by the separation and distribution agreement, is in effect.

The fulfillment of the foregoing conditions will not create any obligation on Integrated BioPharma’s part to effect the distribution, and Integrated BioPharma’s board of directors has reserved the right to amend, modify or abandon the distribution and the related transactions at any time prior to the distribution date. Integrated BioPharma’s board of directors may also waive any of these conditions.

Reason for Furnishing this Information Statement

This information statement is being furnished solely to provide information to Integrated BioPharma stockholders who will receive shares of InB:Biotechnologies common stock in the distribution. It is not and is not to be construed as an inducement or encouragement to buy or sell any of our securities. We believe that the information contained in this information statement is accurate as of the date set forth on the cover. Changes may occur after that date and neither Integrated BioPharma nor we undertake any obligation to update the information except in the normal course of our respective public disclosure obligations.

DIVIDEND POLICY

Payment of future cash dividends, if any, will be at the discretion of our board of directors in accordance with applicable law after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and contractual restrictions with respect to the payment of dividends.

CAPITALIZATION

The following table sets forth our capitalization on an actual basis as of December 31, 2007, and as adjusted to give effect to the following transactions as though they had been completed on December 31, 2007:

(1)

Recapitalization of company’s stock authorizing 50,000,000 shares of common stock and issuance of 17,046,975 shares of common stock, par value $0.001 and 25,000,000 shares of preferred stock, no shares issued;

(2)	Additional capital investment of $5.0 million, net of related costs of approximately $250,000, representing additional shares of 1,704,697;

(3)	Spin-off of 84% of Integrated BioPharma’s ownership of InB:Biotechnologies; and

(4)	$7.1 million of Integrated BioPharma’s receivable from InB:Biotechnologies converted to capital, representing 1,022,818 shares.

This table should be read in conjunction with “Selected Historical Financial and Operating Data,” “Unaudited Pro Forma Financial Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the notes to our financial statements included elsewhere in this information statement.

INB:BIOTECHNOLOGIES, INC.

(A WHOLLY OWNED SUBSIDIARY OF INTEGRATED BIOPHARMA, INC.)

UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The unaudited pro forma financial statements presented below consist of the unaudited pro forma statement of operations for the six months ended December 31, 2007 and the unaudited pro forma balance sheet, as of December 31, 2007. The unaudited pro forma financial statements have been prepared to reflect certain adjustments to our historical financial information, which are described in the Notes to Unaudited Pro Forma Financial Statements, to give effect to the spin-off, as if it had been completed on December 31, 2007 for balance sheet purposes and July 1, 2006 for the statement of operations. The unaudited pro forma financial statements are derived from our unaudited financial statements for the six months ended December 31, 2007 and the audited financial statements for the fiscal year ended June 30, 2007, which are included elsewhere in the information statement but do not purport to represent our financial position and results of operations had the distribution occurred on July 1, 2006 or to project our financial performance for any future period. The unaudited pro forma financial statements should be read in conjunction with “Management’s Discussion and Analysis,” our historical audited financial statements, and the related notes included elsewhere in this Information Statement.

INB:BIOTECHNOLOGIES, INC.
(A WHOLLY OWNED SUBSIDIARY OF INTEGRATED BIOPHARMA, INC.)
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2007

INB:BIOTECHNOLOGIES, INC.
(A WHOLLY OWNED SUBSIDIARY OF INTEGRATED BIOPHARMA, INC.)
UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

FOR THE FISCAL YEAR ENDED JUNE 30, 2007

INB:BIOTECHNOLOGIES, INC.
(A WHOLLY OWNED SUBSIDIARY OF INTEGRATED BIOPHARMA, INC.)
UNAUDITED PRO FORMA BALANCE SHEET

As of December 31, 2007

INB:BIOTECHNOLOGIES, INC.

(A WHOLLY OWNED SUBSIDIARY OF INTEGRATED BIOPHARMA, INC.)
NOTES TO
UNAUDITED PRO FORMA FINANCIAL STATEMENTS

The accompanying Unaudited Pro Forma Financial Statements have been prepared to reflect the following adjustments to our historical financial statements to give effect to the spin-off as if it had occurred on December 31, 2007 for balance sheet purposes and July 1, 2006 for the statements of operations purposes. These Unaudited Pro Forma Financial Statements reflect all adjustments that, in the opinion of management, are necessary to present fairly the pro forma results of our operations and financial position. This information should be read in conjunction with our historical financial statements and related notes which are included elsewhere in this information statement.

(1)

Recapitalization of company’s stock authorizing 50,000,000 shares of common stock and issuance of 17,046,975 shares of common stock, par value $0.001 and 25,000,000 shares of preferred stock, no shares issued;

(2)	Additional capital investment of $5.0 million, net of related costs of approximately $250,000, representing additional shares of 1,704,697;

(3)	Spin-off of 84% of Integrated BioPharma’s ownership of InB:Biotechnologies;

(4)	$7.1 million of Integrated BioPharma’s receivable from InB:Biotechnologies converted to capital, representing 1,022,818 shares; and

(5)

The Company expects that it will incur approximately $100,000 of additional operating expenses, on a per annum basis, subsequent to the spin-off relating to expenses it expects to incur as a public company in excess of the amount the Company is currently being charged by Integrated BioPharma as corporate overhead allocations which will not be charged subsequent to the spin-off.

MANAGEMENT’S DISCUSSION & ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with the audited financial statements and corresponding notes, and the unaudited pro forma financial statements and corresponding notes, found elsewhere in this information statement. This section of the information statement contains forward-looking statements. Please see the section titled “Cautionary Note Regarding Forward-looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.

Overview

InB:Biotechnologies, Inc. is a biopharmaceutical company focused on the development and commercialization of novel products for the prevention and treatment of serious infectious diseases. To accelerate achievement of our objectives, we established a collaborative venture structure in 2002 with a leading not-for-profit translational research institution, the Fraunhofer USA Center for Molecular Biotechnology (FhCMB). We believe this structure has substantially reduced the risk of bringing important new medical products to market and has created a unique opportunity for us.

Using this structure we have achieved our initial goal of developing a platform technology for accelerated discovery and production of improved vaccines and therapeutics. We have exclusive commercial rights to human health applications of the intellectual property created in the venture.

We have applied our technology to create a pipeline of proprietary products, including vaccine and therapeutic candidates for seasonal and pandemic influenza, and other pathogens of public health significance.

In the six months ended December 31, 2007, our operating expenses increased to $978,000 or approximately 20% from $815,000 for the six months ended December 31, 2006. The significant increase was primarily due to increases in salary and benefits of approximately $85,600 and an increase in loss on investment of $253,500, offset in part by a decrease in research and development cost of $223,000.

For the fiscal year ended June 30, 2007, our operating expenses increased to $2.1 million or approximately 45% from $1.5 million for the fiscal year ended June 30, 2006. The significant increases were in both our research and development costs, and amortization expense, approximately $255,000 and $160,000, respectively as we continued to develop applications that use our intellectual property, expand our patent portfolio and achieve significant milestones under our Research Agreements with FhCMB.

Effect of Spin-off from Integrated BioPharma

After the distribution, Integrated BioPharma will own approximately 6% of our common stock, and will cease to control InB:Biotechnologies. However, due to several relationships between the two companies that existed prior to the distribution, we have or will enter into one or more agreements regarding the effects of the distribution, and the allocation of various obligations and liabilities between us.

Critical Accounting Policies and Estimates

Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The most significant estimates include:

•	sales returns and allowances;

•	allowance for doubtful accounts;

•	valuation and recoverability of intangible assets, including the values assigned to acquired intangible assets;

•	income taxes and valuation allowances on deferred income taxes; and
•	accruals for, and the probability of, the outcome of litigation, if any.

On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

Allowances for Doubtful Accounts and Sales Returns

The Company makes judgments as to its ability to collect outstanding receivables and provides allowances for the portion of receivables when collection becomes doubtful. Provisions are made based upon a specific review of all significant outstanding amounts. We continuously monitor payments from our customers and maintain allowances for doubtful accounts for estimated losses in the period they become known.

The Company’s return policy is to only accept returns for defective products. If defective products are returned, it is the Company’s agreement with its customers that the Company cure the defect and reship the product. Our policy is that when the product is shipped we make an estimate of any potential returns or allowances.

If the historical data we use to calculate the allowance provided for doubtful accounts does not reflect the future ability to collect outstanding receivables, additional provisions for doubtful accounts may be needed and the future results of operations could be materially affected. In recording any additional allowances, a respective charge against income is reflected in the general and administrative expenses, and would reduce the operating results in the period in which the increase is recorded.

Other Intangible Assets

The Financial Accounting Standards Board (“FASB”) has issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”). SFAS 142 requires that goodwill and intangible assets with indefinite lives no longer be amortized against earnings, but instead tested for impairment at least annually based on a fair-value approach as described in SFAS 142.

Intangible assets with finite lives are amortized over their estimated useful lives. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to future cash flows. The carrying value of intangible assets with finite lives is evaluated whenever events or circumstances indicate that the carrying value may not be recoverable. The carrying value is not recoverable when the projected undiscounted future cash flows are less than the carrying value. Tests for impairment or recoverability require significant management judgment, and future events affecting cash flows and market conditions could result in impairment losses.

Deferred Taxes

The Company accounts for income taxes pursuant to SFAS No. 109, “Accounting for Income Taxes” (SFAS 109”). SFAS 109 is an asset-and-liability approach that requires the recognition of deferred tax assets and liabilities for the expected tax consequences and events that have been recognized in the Company’s financial statements or tax returns. In the fiscal year ended June 30, 2007, the Company had net income tax expense of approximately $1,000 compared to a net income tax benefit of approximately $485,000 in the fiscal year ended June 30, 2006. Our ability to recognize an income tax benefit is dependent on the consolidated federal taxable income (loss) of Integrated BioPharma’s controlled group for federal income tax purposes. In the fiscal year ended June 30, 2007, the controlled group of Integrated BioPharma had a taxable loss and therefore did not utilize any of the losses generated by us and as stand alone taxable entity, we would have to reserve 100% of our resulting deferred tax asset generated from the net operating loss as it is more likely than not that, in the near term, we will generate sufficient taxable income to offset with our Fiscal 2007 taxable loss. In the fiscal year ended June 30, 2006, Integrated BioPharma’s controlled group for federal income tax purposes had taxable income and used $1.4 million of our net operating losses which resulted in a federal tax benefit of approximately $486,000. Our deferred tax asset relating to our federal and state net operating losses are fully reserved in a valuation allowance account since it is more likely than not that we will not have sufficient taxable income in the near future to offset any income taxes resulting from taxable income.

General Litigation

From time to time, the Company could be a defendant or plaintiff in various legal actions which arise in the normal course of business. As such we would be required to assess the likelihood of any adverse outcomes to these matters as well as potential ranges of probable losses. A determination of the amount of the provision required for these commitments and contingencies, if any, which would be charged to earnings, would be made after careful analysis of each matter. Any resulting provision may change in subsequent periods due to new developments or changes in circumstances. Changes in the provision could increase or decrease the Company’s earnings in the period the changes are made.

General

The Company recognizes revenue in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin 104. The Company recognizes product sales revenue, the prices of which are fixed and determinable, when title and risk of loss have transferred to the customer, when estimated provisions for product returns, charge-backs and other sales allowances are reasonably determinable, and when collectibility is reasonably assured. Accruals for these items are presented in the consolidated financial statements as reductions to sales. The Company’s net sales represent gross sales invoiced to customers, less certain related charges for discounts, returns, rebates, charge-backs and other allowances. Cost of sales includes the cost of raw materials and overhead associated with the packaging of the products.

Recent Accounting Pronouncements

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. FIN 48 requires that we recognize in our financial statements, the impact of a tax position that is more likely than not to be sustained upon examination based on the technical merits of the position. The provisions of FIN 48 will be effective for us as of the beginning of our fiscal year ending June 30, 2008, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. We do not expect FIN 48 to have a material impact on the Company’s financial position, results of operations and cash flows.

In September 2006, the FASB issue SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 17, 2007 and interim periods within those fiscal years. We do not expect SFAS 157 to have a material impact on the Company’s financial position, results of operations and cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits an entity to choose, at specified election dates, to measure eligible financial instruments and certain other items at fair value that are not currently required to be measured at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.  Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. At the effective date, an entity may elect the fair value option for eligible items that exist at that date. The entity shall report the effect of the first remeasurement to fair value as a cumulative-effect adjustment to the opening balance of retained earnings. We do not expect SFAS No. 159 to have a material impact on the Company’s financial position, results of operations and cash flows.

In June 2007, the FASB’s Emerging Issues Task Force reached a consensus on EITF Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities” that would require nonrefundable advance payments made by the Company for future R&D activities to be capitalized and recognized as an expense as the goods or services are received by the Company. EITF Issue No. 07-3 is effective for the Company with respect to new arrangements entered into beginning July 1, 2008. Currently we do not expect EITF Issue No. 07-3 to have a material impact on the Company’s financial position, results of operations and cash flows.

Results of Operations

Six months ended December 31, 2007 Compared to the Six months ended December 31, 2006

Net Sales. Net Sales for the six months ended December 31, 2007 and 2006 were $480,000 and $355,000, respectively, an increase of $125,000 or 35%. Sales under our supply agreement represent substantially all our net sales. Subsequent to the spin-off we will receive a license fee, representing 5% of the net sales derived from sales using our patented intellectual property, from a wholly owned subsidiary of Integrated BioPharma under a license agreement we will enter into concurrent with the spin-off.

For the six months ended December 31, 2007, approximately 99% of revenues were derived from two customers, all under the supply agreement referenced above. For the six months ended December 31, 2006 substantially all of our revenues were derived from one customer, which was not in the two in the six months ended December 31, 2006, however was included under the supply agreement. The loss of any of these customers would have an adverse affect on the Company’s operations.

Cost of sales. Cost of sales increased to $231,900 for the six months ended December 31, 2007, as compared to $178,100 for the six months ended December 31, 2006. Cost of sales, as a percentage of sales, were 48% and 50%, respectively for the six months ended December 31, 2007 and 2006.

Research and Development Costs. Our research and development costs decreased by approximately $223,200 from the six months ended December 31, 2006 compared to the six months ended December 31, 2007 primarily as a result of FhCMB not reaching any milestones under our research agreements with them in the six month period ended December 31, 2007 compared to the six months ended December 31, 2006 where we incurred approximately $223,200 in research and development costs under these agreements.

Selling and Administrative Expenses. Selling and administrative expenses were $978,100 for the six months ended December 31, 2007, an increase of $386,500 or 65% as compared with $591,600 for the six months ended December 31, 2006. A tabular presentation of the changes in selling and administrative expenses is as follows:

     Corporate support charges from Integrated BioPharma decreased to approximately $215,000 in the six months ended December 31, 2007 from approximately $244,200 from the six months ended December 31, 2006, a decrease of approximately $29,100 or 12% as a result of Integrated BioPharma transferring direct payroll costs of approximately $24,000 directly to us in the six months ended December 31, 2007.

     Salaries and employee benefits increased to $148,700 in the six months ended December 31, 2007 from $63,100 in the six months ended December 31, 2006, an increase of approximately $85,700. The increase is primarily attributable to the hiring of our President in October 2007, increasing our salary expense by approximately $70,000 in the six months ended December 31, 2007 compared to no such expense in the comparable period a year ago.

     Amortization expense increased to approximately $125,700 in the six months ended December 31, 2007 from approximately $112,700 in the six months ended December 31, 2006, or approximately $13,000. The primary increase is attributable to additional intangible assets of approximately $1.7 million period over period, primarily related to amendments of the FhCMB technology agreement.

     Pursuant to SFAS No. 123(R), adopted as of July 1, 2005, we recognized approximately $28,000 in compensation expense for employee stock options in six months ended December 31, 2007 and $19,000 in the six months ended December 31, 2006. This expense is a direct allocation from our Parent for our employees and directors who received compensation in the form of stock options providing for the purchase of our Parent’s stock upon vesting of their awards.

Year ended June 30, 2007 Compared to the Year ended June 30, 2006

Net Sales. Net Sales for the fiscal years ended June 30, 2007 and 2006 were $896,000 and $18,700, respectively, an increase of $877,300. During the later part of our fiscal year ended June 30, 2006, we entered into an supply license agreement with a distributor whereby we agreed to supply mineral ingredients in as single formula which uses our patented intellectual property. Sales under this agreement were 99% of our net sales for the fiscal year ended June 30, 2007. Subsequent to the spin-off we will receive a license fee, representing 5% of the net sales derived from sales using our patented intellectual property, from a wholly owned subsidiary of Integrated BioPharma under a license agreement we entered into concurrent with the spin-off.

For the fiscal year ended June 30, 2007 approximately 99% of revenues were derived from three customers, all under the supply agreement referenced above. For the fiscal year ended June 30, 2006 approximately 96% of revenues were derived from two customers, which are not in the three in fiscal year ended June 30, 2007. The loss of any of these customers would have an adverse affect on the Company’s operations.

Cost of sales. Cost of sales increased to $445,700 for the fiscal year ended June 30, 2007, as compared to $1,900 for the fiscal year ended June 30, 2006. Cost of sales increased as a percentage of sales to 50% for the fiscal year ended June 30, 2007 as compared to 10% for the fiscal year ended June 30, 2006. The increase is the result of the increased sales under the supply agreement.

Research and Development Costs. Our research and development costs increased by approximately $254,500 from the fiscal year ended June 30, 2006 compared to the fiscal year ended June 30, 2007 primarily as a result of reaching several milestones in our flu vaccine studies, which triggered additional research and development payments of approximately $250,000 in the fiscal year ended June 30, 2007.

Selling and Administrative Expenses. Selling and administrative expenses were $1.4 million for the fiscal year ended June 30, 2007, an increase of $407,100 or 39% as compared with $1.0 million for the fiscal year ended June 30, 2006. A tabular presentation of the changes in selling and administrative expenses is as follows:

     Corporate support charges from Integrated BioPharma increased to approximately $430,000 in the fiscal year ended June 30, 2007 from approximately $305,000 from the fiscal year ended June 30, 2006, an increase of approximately $125,000 or 41% as a result of Integrated BioPharma’s administrative and direct payroll costs increasing 41% from the fiscal year ended June 30, 2006. The allocated salaries and employee benefits increased by approximately $50,000 and other allocable administrative costs, such as professional and consulting fees, credit line fees, and general office expenses represented approximately $75,000 of the increase.

     Amortization expense increased to approximately $322,000 in the fiscal year ended June 30, 2007 from approximately $162,000 in the fiscal year ended June 30, 2006, or approximately $160,000. The primary increase is attributable to the addition of approximately $1.7 million of additions to intangible assets during the fiscal year, specifically related to the amendment of the FhCMB technology agreement.

     Pursuant to SFAS No. 123(R), adopted as of July 1, 2005, the we recognized $34,000 in compensation expense for employee stock options in each of the fiscal year ended June 30, 2007, with no comparable expense in the fiscal year ended June 30, 2006. This expense is a direct allocation from our Parent for our employees who received compensation in the form of stock options providing for the purchase of our Parent’s stock upon vesting of their awards.

Income tax (benefit). In the fiscal year ended June 30, 2007, the Company had net income tax expense of approximately $1,000 compared to a net income tax benefit of approximately $485,000 in the fiscal year ended June 30, 2006. Our ability to recognize an income tax benefit is dependent on the consolidated federal taxable income (loss) of Integrated BioPharma’s controlled group for federal income tax purposes. In the fiscal year ended June 30, 2007, the controlled group of Integrated BioPharma had a taxable loss and therefore did not utilize any of the losses generated by us and as stand alone taxable entity, we would have to reserve 100% of our resulting deferred tax asset generated from the net operating loss as it is more likely than not that, in the near term, that we will not generate sufficient taxable income to offset our Fiscal 2007 taxable loss. In the fiscal year ended June 30, 2006, Integrated BioPharma’s controlled group for federal income tax purposes had taxable income and used $1.4 million of our net operating losses which resulted in a federal tax benefit of approximately $486,000. Our deferred tax asset relating to our federal and state net operating losses are fully reserved in a valuation allowance account since it is more likely than not that we will not have sufficient taxable income, in the near future, to offset any future taxable income.

Year ended June 30, 2006 Compared to the Year ended June 30, 2005

Net Sales and cost of sales were not material contributors to our net loss before income tax benefit of $1.4 million for the fiscal year ended June 30, 2006 compared to our net loss before income tax expense of $1.2 million in the fiscal year ended June 30, 2005. We had gross profit of $16,700 and $21,100 in the fiscal years ended June 30, 2006 and 2005, respectively.

Research and Development Costs. Our research and development costs increased by approximately $237,000 from the fiscal year ended June 30, 2005 compared to the fiscal year ended June 30, 2006 primarily as a result of reaching several milestones in our flu vaccine studies and other research agreements, which triggered additional research and development payments of approximately $237,000 in the fiscal year ended June 30, 2006.

Selling and Administrative Expenses. Selling and administrative expenses were $1.0 million for the fiscal year ended June 30, 2006, an increase of $48,100 or 5% as compared with $987,400 for the fiscal year ended June 30, 2005. A tabular presentation of the changes in selling and administrative expenses is as follows:

          Corporate support charges from Integrated BioPharma increased to approximately $305,000 in the fiscal year ended June 30, 2006 from approximately $194,000 in the fiscal year ended June 30, 2005, an increase of approximately $110,500 or 57% as a result of Integrated BioPharma’s increase in allocated payroll costs of approximately $117,400 in fiscal year ended June 30, 2006 with no corresponding allocation in the fiscal year ended June 30, 2005 as we had our own employees in the fiscal year ended June 30, 2005 independent of Integrated BioPharma. Our salaries and employee benefits decreased by $90,000 in the fiscal year ended June 30, 2006, as we decreased our staff and began sharing the staff of Integrated BioPharma offsetting all but $20,000 of the increase in corporate support.

     Amortization expense increased to approximately $162,000 in the fiscal year ended June 30, 2006 from approximately $96,000 in the fiscal year ended June 30, 2006, or approximately $66,000. The primary increase is attributable to the addition of approximately $600,000 to intangible assets during the fiscal year ended June 30, 2006, specifically related to the amended technology transfer agreement with FhCMB.

Income tax (benefit). In the fiscal year ended June 30, 2006, the Company had a net income tax benefit of approximately $485,000 compared to a net income tax expense of approximately $1,000 in the fiscal year ended June 30, 2005. Our ability to recognize an income tax benefit is dependent on the consolidated federal taxable income (loss) of Integrated BioPharma’s controlled group for federal income tax purposes. In the fiscal year ended June 30, 2006, Integrated BioPharma’s controlled group for federal income tax purposes had taxable income and used $1.4 million of our net operating losses which resulted in a federal tax benefit of approximately $486,000. In the fiscal year ended June 30, 2005, the controlled group of Integrated BioPharma had a taxable loss and therefore did not utilize any of the losses generated by us and as stand alone taxable entity, we would have to reserve 100% of our resulting deferred tax asset generated from our net operating loss as it is more likely than not that, that in the near term, we will not generate sufficient taxable income to offset our Fiscal 2005 taxable loss. Our deferred tax asset relating to our federal and state net operating losses are fully reserved in a valuation allowance account since it is more likely than not that we will not have sufficient taxable income, in the near future, to offset any future taxable income.

Seasonality

We do not believe that our operations are impacted by seasonality.

Liquidity and Capital Resources

The following table sets forth, for the periods indicated, the Company’s net cash flows used in operating, investing and financing activities:

At December 31, 2007, we had negative working capital of $1.3 million, an increase from our negative working capital of $1.2 million as of June 30, 2007.

At June 30, 2007, we had negative working capital of $1.2 million, an increase from our negative working capital of $99,900, as of June 30, 2006. Our cash position is currently dependent on our Parent advancing funds to our operating account on an as needed basis and hence our cash balance as of June 30, 2007 was approximately $19,000. In the fiscal year ended June 30, 2007, we used $846,400 of cash from our operating activities compared to $959,000 of cash in operations in the fiscal year ended June 30, 2006, a decrease of $109,400. The decrease of $109,400 in cash used in operating activities is composed of increases in; our operating loss of $517,600 (excluding non-cash activities) and our accounts receivable of $137,000, offset by increases in our accounts payable of $302,400 and accrued expenses of $449,800 and a decrease in other assets of $13,100.

     The increase in cash used from investing activities of approximately $225,200 in our fiscal year ended June 30, 2007 from our fiscal year ended June 30, 2006 is primarily due to the purchase of other non-current assets of $253,500.

The increase in cash provided from financing activities of approximately $133,300 from fiscal year ended June 30, 2006 to 2007, is a result of a net increase in advances from our Parent in order to support our operating expenses.

     The following table sets forth the Company’s future commitments as of December 31, 2007 (Contractual Commitments represents our expected payments to FhCMB under our amended technology transfer and research agreement):

Our plans to expand our business and to continue to improve our products may require funds in excess of our cash flow and may require us to seek financing from third parties. In the past, Integrated BioPharma has provided capital for our general corporate purposes, and we have periodically used cash on a short-term basis from Integrated BioPharma to fund our operations. After the distribution, Integrated BioPharma will not provide funds to finance our operations. Without the opportunity to obtain financing from Integrated BioPharma, we may in the future need to obtain additional financing from banks, or through public offerings or private placements of debt or equity securities, strategic relationships or other arrangements. The terms, interest rates, costs and fees of new credit facilities may not be as favorable as those historically enjoyed with Integrated BioPharma. For example, Integrated BioPharma did not charge us with any fees or costs for the intercompany borrowing, nor were there any covenants regarding financial ratios or prohibition on certain transactions in the loan arrangement with Integrated BioPharma. Our inability to obtain financing on favorable terms could restrict our operations and increase our losses.

As of February 22, 2008, we have capital subscriptions of $5.3 million, including escrowed funds of $2.6 million. This additional capital is expected to cover our anticipated costs into the second quarter of calendar year 2009. If we are unsuccessful in raising additional capital or other alternative financing by then we will have to forfeit our rights to the intellectual property and cease operations as we will no longer have the support of Integrated BioPharma.

Capital Expenditures

The Company’s capital expenditures, other than intellectual property, during the fiscal year ended June 30, 2007, 2006 and 2005 were not material as well as the six months ended December 31, 2007.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Recently Announced Accounting Pronouncements

Refer to Note 2 in our financial statements which can be found at page F-1, herein.

Impact of Inflation

The Company does not believe that inflation has significantly affected its results of operations.

Quantitative and Qualitative Disclosure of Market Risks

The Company’s use of derivative instruments is very limited and it does not enter into derivative instruments for trading purposes.

DESCRIPTION OF OUR BUSINESS

Overview

InB:Biotechnologies, Inc. is a biopharmaceutical company focused on the development and commercialization of novel products for the prevention and treatment of serious infectious diseases. To accelerate achievement of our objectives, we established a collaborative venture structure in 2002 with a leading not-for-profit translational research institution, the Fraunhofer USA Center for Molecular Biotechnology (FhCMB). We believe this structure has substantially reduced the risk of bringing important new medical products to market and has created a unique opportunity for us.

Using this structure we have achieved our initial goal of developing a platform technology for accelerated discovery and production of improved vaccines and therapeutics. We have exclusive commercial rights to human health applications of the intellectual property created in the venture.

We have applied our technology to create a pipeline of proprietary products, including vaccine and therapeutic candidates for seasonal and pandemic influenza, and other pathogens of public health significance.

Market Overviews

Our plant-based production platform has broad application in two highly visible and growing markets: vaccines and biotechnology drugs. New worldwide immunization strategies, significant financial incentives to develop vaccines for biodefense and the threat of pandemic flu are expanding existing markets and opening new markets for vaccines. Biotech drugs are human recombinant therapeutic proteins such as monoclonal antibodies, blood proteins and enzymes. They are the fastest growing category of medicines. Emerging competition from biosimilars (also known as biogenerics or follow-on biologics) creates an opportunity for us and our partners to enter the market due to our economical production system.

Our Product Candidates

Our short-term commercial focus is on vaccines and therapeutics for influenza. In collaboration with FhCMB, we are also developing products for the biodefense market and for infectious diseases important in the developing world.

Diagnostic Product for Pandemic Avian Influenza. While predicting the timing of an avian influenza pandemic is not possible, reducing the potentially devastating impact of an outbreak requires an efficient method to distinguish avian influenza infections from other respiratory diseases, including seasonal influenza. There currently are no rapid diagnostic tests available for this purpose. We have discovered an antibody that distinguishes highly pathogenic avian influenza strains (total of 19 strains from clades 1, 2a and 2b) from human seasonal influenza viruses. With a diagnostic company partner, we plan to develop this proprietary antibody, with a commercial partner, as a point of care diagnostic product.

Seasonal Influenza Vaccine. We are developing recombinant vaccines directed against seasonal influenza virus strains. Our novel vaccine candidates have shown significant promise in preclinical efficacy studies in ferrets (the preferred animal model for testing influenza products). Our near-term objective is to complete preclinical evaluation and transition selected vaccine candidates into Phase 1 human clinical trials.

Pandemic Influenza Vaccine. We are developing recombinant vaccine candidates targeting highly pathogenic avian influenza (H5N1) viruses. These candidates have demonstrated immunogenicity and have been successfully tested in mice and ferrets for protective efficacy. The Gates Foundation has committed significant funding to FhCMB for preclinical development of this pandemic influenza vaccine. Our long term goal is to develop a combined vaccine effective for preventing both seasonal and pandemic influenza infections.

Therapeutic Monoclonal Antibody for Influenza. Our prototype product for treatment of patients hospitalized with avian influenza is a monoclonal antibody that specifically inhibits neuraminidase activity of highly pathogenic avian influenza virus strains from clades 1 and 2. We have preclinical evidence that the antibody is effective against oseltamivir-resistant and zanamivir-resistant virus isolates. This antibody has potential for prophylactic use and as a first line therapy in a flu pandemic.

Biodefense Products. We have developed an oral anthrax booster vaccine in collaboration with the NMRC and demonstrated its safety and efficacy in animals. Under DoD sponsorship, our partner is also conducting rabbit and primate studies on a proprietary multi-agent anthrax and plague vaccine. We have also developed an effective, proprietary monoclonal antibody for treatment of anthrax infections. A study in non-human primates demonstrated 100% protection against challenge with anthrax spores, and dose de-escalation studies are currently underway.

Vaccines for Developing Markets. Funding for developing-world products comes primarily from FhCMB’s collaborators, especially the Gates Foundation, and does not impact our cost structure. This work provides significant benefits in technology optimization and is synergistic with our product development programs. Positive preclinical immunogenicity and efficacy results have been obtained for vaccines for human papilloma virus (HPV), trypanosomiasis and malaria.

Target Markets

Both vaccines and monoclonal antibodies are well established in clinical practice, and the route to licensing is clear for both categories. We have focused our expertise in these product classes for two important markets, influenza and diseases of potential bioterrorism importance (most of which also are serious health problems in the developing world).

Influenza Market. We believe that by simultaneously developing vaccines for prevention and monoclonal antibodies for therapy, we will be able to establish a leadership position in the current and emerging influenza market. Demand for influenza vaccines and therapeutics is growing fast, driven by the increasing pandemic threat and broader recommended target populations and increased vaccination compliance. Vaccine sales in the seven major markets are expected to more than double to $4.9 billion by 2016. Current manufacturing capacity is not sufficient to provide enough flu vaccine even for high-risk populations. Consequently, one of the most important challenges facing the industry is the development of novel, faster manufacturing methods that offer higher yields. The iBioLaunch™ platform was developed to address just such a critical need.

Biodefense Market. With commercial partners and FhCMB’s collaborators, we expect to introduce important new prevention and treatment products as potential countermeasures against bioterrorism threats and for use in the developing world.

Research and Development

Our iBioLaunch™ technology is a unique platform for the accelerated development and manufacture of high value proteins of immediate interest as product candidates. Advantages of our technology include its speed and applicability to a broad range of disease agents. This enables us to target rapidly evolving disease agents and develop products with high safety, potency and efficacy.

Our in-house R&D portfolio is currently as follows:

Product	Indication	Current status
Sub-unit vaccine	Seasonal influenza	Preclinical
Sub-unit vaccine	Pandemic influenza	Preclinical
Monoclonal antibody	Influenza	Preclinical
Oral booster vaccine	Anthrax	Preclinical
Multivalent vaccine	Anthrax and plague	Preclinical
Monoclonal antibody	Anthrax	Preclinical

Intellectual Property

InB:Biotechnologies exclusively controls intellectual property developed at FhCMB for human health applications of plant-based production and protein expression systems. We also have rights to the field of agriculture for plant-made influenza vaccines. Our success will depend in part on our ability to obtain and maintain patent protection for our technologies and to preserve our trade secrets. Our policy is to seek to protect our proprietary rights, by among other methods, filing patent applications in the U.S. and foreign jurisdictions to cover certain aspects of our technology. We currently hold one issued U.S. patent, one U.S. patent application for which we have received a notice of allowance and seventeen U.S. patent applications are pending. In addition, we are preparing patent applications relating to our expanding technology for filing in the U.S. and abroad. We have also applied for patents in numerous foreign countries. Some of those countries have granted our applications and other applications are still pending. We currently have 26 pending foreign patent applications.

The following summarizes pending patent applications on our technology and products:

Pending Technology Filings (U.S. and International)

-	Virus-induced gene silencing in plants

-	Activation of transgenes in plants by viral vectors

-	Protein production in seedlings

-	Agroinfiltration of plants with launch vector

-	Transient expression of proteins in plants

-	Thermostable carrier molecule

-	Protein expression in clonal root cultures

-	Cascading plant growth system

Pending Product Filings (U.S. and International)

-	Antibodies

-	Influenza vaccines

-	Influenza therapeutic monoclonal antibodies

-	Anthrax vaccines

-	Plague vaccine

-	HPV vaccines

-	Trypanosomiasis vaccine

-	Diabetes autoantigen

-	Human growth hormone

Sales and Marketing

We expect to commercialize our first influenza product in collaboration with one or more larger firms. However, we currently expect to obtain Phase 2 or equivalent human clinical data before negotiating license or marketing agreements. By bearing the initial product development risk ourselves, we expect to be able to negotiate more favorable terms with our partners, and to achieve a higher return on investment, than would be possible with commercial agreements negotiated at an earlier stage of development.

We have demonstrated efficacy of our anthrax vaccine and our anthrax-plague combination vaccine in relevant animal model challenge studies. With funding from government sources, we plan to complete preclinical studies required for human safety evaluation. Our strategy for introduction of these products includes partnership with one or more firms experienced in biodefense product commercialization and federal government procurement.

We have no experience in the sales, marketing and distribution of pharmaceutical products. If in the future we fail to reach or elect not to enter into an arrangement with a collaborative partner with respect to the sales and marketing of any of our future potential product candidates, we would need to develop a sales and marketing organization with supporting distribution capability in order to market such products directly. Significant additional expenditures would be required for us to develop such a sales and marketing organization.

Competition

The biotechnology and pharmaceutical industries are characterized by rapidly advancing technologies, intense competition and a strong emphasis on proprietary products. We face competition from many different sources, including commercial pharmaceutical and biotechnology enterprises, academic institutions, government agencies and private and public research institutions.

Many of our competitors have significantly greater financial resources and expertise in research and development, manufacturing, preclinical testing, clinical trials, regulatory approvals and marketing approved products than we do. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Our commercial opportunity will be reduced or eliminated if our competitors develop and commercialize products that are safer, more effective, have fewer side effects or are less expensive than any products that we may develop. These third parties compete with us in recruiting and retaining qualified scientific and management personnel, establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies and technology licenses complementary to our programs or advantageous to our business.

We rely upon our collaborators for support in advancing certain of our drug candidates and intend to rely on our collaborators for the commercialization of these products. Our collaborators may be conducting multiple product development efforts within the same disease areas that are the subjects of their agreements with us. Generally, our agreements with our collaborators do not preclude them from pursuing development efforts using a different approach from that which is the subject of our agreement with them. Any of our drug candidates therefore, may be subject to competition with a drug candidate under development by a collaborator.

There are currently approved therapies for the diseases and conditions addressed by our vaccine and antibody candidates that are undergoing clinical trials and for the diseases and conditions that are subjects of our preclinical development program. There are also a number of companies working to develop new drugs and other therapies for these diseases that are undergoing clinical trials. We also will face competition from existing drugs of third parties and drugs that are under development by third parties as to any products that we successfully develop from our existing or future research programs. The key competitive factors affecting the success of all of our drug candidates are likely to be their efficacy, safety profile, price and convenience.

Government Regulation and Product Approval

Regulation by governmental authorities in the U.S. and other countries is a significant factor in the development, manufacture and marketing of pharmaceutical drugs and vaccines. All of our products will require regulatory approval by governmental agencies prior to commercialization. In particular, pharmaceutical drugs and vaccines are subject to rigorous preclinical testing and clinical trials and other pre-marketing approval requirements by the FDA and regulatory authorities in other countries. In the U.S., various federal, and, in some cases, state statutes and regulations, also govern or impact the manufacturing, safety, labeling, storage, record-keeping and marketing of pharmaceutical products. The lengthy process of seeking required approvals and the continuing need for compliance with applicable statutes and regulations require the expenditure of substantial resources. Regulatory approval, if and when obtained for any of our product candidates, may be limited in scope, which may significantly limit the indicated uses for which our product candidates may be marketed. Further, approved drugs and manufacturers are subject to ongoing review and discovery of previously unknown problems that may result in restrictions on their manufacture, sale or use or in their withdrawal from the market.

Before testing any compounds with potential therapeutic value in human subjects in the U.S., we must satisfy stringent government requirements for preclinical studies. Preclinical testing includes both in vitro and in vivo laboratory evaluation and characterization of the safety and efficacy of a drug and its formulation. Preclinical testing results obtained from studies in several animal species, as well as data from in vitro studies, are submitted to the FDA as part of an IND and are reviewed by the FDA prior to the commencement of human clinical trials. These preclinical data must provide an adequate basis for evaluating both the safety and the scientific rationale for the initial trials in human volunteers.

In order to test a new drug or vaccine in humans in the U.S., an IND must be filed with the FDA. The IND will become effective automatically 30 days after receipt by the FDA, unless the FDA raises concern or questions about the conduct of the trials as outlined in the IND prior to that time. In this case, the IND sponsor and the FDA must resolve any outstanding concerns before clinical trials can proceed.

Clinical trials are typically conducted in three sequential phases, Phases 1, 2 and 3, with phase 4 trials potentially conducted after initial marketing approval. The phases may be compressed, may overlap or may be omitted in some circumstances.

•     Phase 1. After an IND becomes effective, Phase 1 human clinical trials may begin. These trials evaluate a product’s safety profile and the range of safe dosages that can be administered to healthy volunteers and/or patients, including, in some cases, the maximum tolerated dose that can be given to a trial subject with the target disease or condition. Phase 1 trials also determine how a drug is absorbed, distributed, metabolized and excreted by the body and the duration of its action.

•	Phase 2. Phase 2 clinical trials are typically designed to evaluate the potential effectiveness of the product in patients and to further ascertain the safety of the drug at the dosage given in a larger patient population.

•	Phase 3. In Phase 3 clinical trials, the product is usually tested in one or more controlled, randomized trials comparing the investigational new drug to an approved form of therapy or placebo in an expanded and well defined patient population and at multiple clinical sites. The goal of these trials is to obtain definitive statistical evidence of safety and effectiveness of the investigational new drug regimen as compared to a placebo or an approved standard therapy in defined patient populations with a given disease and stage of illness.

•	Phase 4. Clinical trials are studies required of or agreed to by a sponsor that are conducted after the FDA has approved a product for marketing. These studies are used to gain additional experience from the treatment of patients in the intended therapeutic indication and to document a clinical benefit in the case of drugs approved under accelerated approval regulations. If the FDA approves a product while a company has ongoing clinical trials that were not necessary for approval, a company may be able to use the data from these clinical trials to meet all or part of any Phase 4 clinical trial requirement. These clinical trials are often referred to as Phase 3/4 post approval clinical trials. Failure to promptly conduct Phase 4 clinical trials could result in withdrawal of approval for products approved under accelerated approval regulations.

After completion of Phase 1, 2 and 3 clinical trials, if there is substantial evidence that the drug or vaccine is safe and effective, an NDA or BLA is prepared and submitted for the FDA to review. The NDA or BLA must contain all of the essential information on the product gathered to that date, including data from preclinical and clinical trials, and the content and format of an NDA or BLA must conform to all FDA regulations and guidelines. Accordingly, the preparation and submission of an NDA or BLA is a significant undertaking for a company.

The FDA reviews all submitted NDAs and BLAs before it accepts them for filing and may request additional information from the sponsor rather than accepting an application for filing. In this case, the application must be re-submitted with the additional information and, again, is subject to review before filing. Once the submission is accepted for filing, the FDA begins an in-depth review of the NDA or BLA. Most applications are reviewed by the FDA within 10 months of submission. The review process is often significantly extended by the FDA through requests for additional information and clarification. The FDA may refer the application to an appropriate advisory committee, typically a panel of clinicians, for review, evaluation and a recommendation as to whether the application should be approved. The FDA is not bound by the recommendation but typically gives it great weight. If the FDA evaluations of both the NDA or BLA and the manufacturing facilities are favorable, the FDA may issue either an approval letter or an approvable letter, the later of which usually contains a number of conditions that must be satisfied in order to secure final approval. If the FDA’s evaluation of the NDA or BLA submission or manufacturing facility is not favorable, the FDA may refuse to approve the application or issue a not approvable letter.

Any products we manufacture or distribute under FDA approvals are subject to pervasive and continuing regulation by the FDA, including record-keeping requirements and reporting of adverse experiences with the products. Drug manufacturers and their subcontractors are required to register with the FDA and, where appropriate, state agencies, and are subject to periodic unannounced inspections by the FDA and state agencies for compliance with cGMPs regulations which impose procedural and documentation requirements upon us and any third party manufacturers we utilize.

We will also be subject to a wide variety of foreign regulations governing the development, manufacture and marketing of our products. Whether or not FDA approval has been obtained, approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to manufacturing or marketing the product in those countries. The approval process varies from country to country and the time needed to secure approval may be longer or shorter than that required for FDA approval. We cannot assure you that clinical trials conducted in one country will be accepted by other countries or that approval in one country will result in approval in any other country.

Product Liability

Our business involves exposure to potential product liability risks that are inherent in the production and manufacture of pharmaceutical products. We have maintained product liability insurance until now for clinical trials currently underway and sales of our products, but:

•	we may not be able to obtain product liability insurance for future trials;

•	we may not be able to obtain product liability insurance for future products;

•	we may not be able to maintain product liability insurance on acceptable terms;

•	we may not be able to secure increased coverage as the commercialization of the our technology proceeds; or

•	our insurance may not provide adequate protection against potential liabilities.

Our inability to obtain adequate insurance coverage at an acceptable cost could prevent or inhibit the commercialization of our products. Defending a lawsuit would be costly and significantly divert management’s attention from conducting our business. If third parties were to bring a successful product liability claim or series of claims against us for uninsured liabilities or in excess of insured liability limits, our business, financial condition and results of operations could be materially harmed.

Employees

As of January 31, 2008, we had 3 full-time and 1 part-time employee. Our employees are not represented by any union and are not the subject of a collective bargaining agreement. We believe that we have a good relationship with our employees.

Facilities

Our facilities currently consist of approximately 500 square feet of office facilities at our headquarters located in Newark, Delaware, which is leased on a month-to-month basis and is the location for the administrative, clinical development, regulatory affairs and business development functions. We lease this space from FhCMB.

Legal Proceedings

We are not currently a party to any material legal proceedings.

OUR MANAGEMENT

Our Directors and Executive Officers

We expect that our board of directors following the distribution will be comprised of approximately seven to nine directors. Our board of directors is currently comprised of six members; Robert B. Kay, General James T. Hill, Zarko Kraljevic, Vidadi Yusibov, Glenn Chang and John D. McKey, Jr. Messrs. Kay, Kraljevic, Yusibov and Chang are also directors of Integrated BioPharma and we expect that they will retain their positions with Integrated BioPharma after the distribution. Our Board of Directors are divided into three classes. Approximately one third of the Directors will be Class I directors, with terms expiring at the annual meeting of stockholders to be held in 2008, approximately one third will be Class II directors with terms expiring at the annual meeting of stockholders to be held in 2009 and approximately one third will be Class III directors with terms expiring at the annual meeting of stockholders to be held in 2010. Commencing with the annual meeting of stockholders to be held in 2008, directors for each class will be elected at the annual meeting of stockholders held in the year in which the term for that class expires and thereafter will serve for a term of three years.

Our executive officers, directors and their ages as of February 3, 2008, are as follows:

Name	Age	Position
Robert B. Kay	67	Executive Chairman, Director
Robert L. Erwin	54	President
Dina L. Masi	46	Interim Chief Financial Officer
Geoffrey C. Schild	71	Chief Scientific Officer
Jennifer L. Kmiec	48	Vice President of Business Development and Marketing
General James T. Hill (ret.)	61	Director
Zarko Kraljevic	79	Director
Vidadi Yusibov	49	Director
Glenn Chang	59	Director
John D. McKey Jr.	64	Director

There are no family relationships among any of our directors, officers or key employees.

Director and officer biographies:

Glenn Chang is a director of InB:Biotechnologies. Since 1999 he has been Director, Executive Vice President and Chief Financial Officer of the First American  International Bank, Brooklyn, N.Y. Prior to the founding of the Bank he spent almost 20 years at Citibank as Vice President. Mr. Chang is a Certified Public Accountant. Mr. Chang has served as a director of Integrated BioPharma, Inc. since November 2003.

Robert Erwin has served as President of InB:Biotechnologies, Inc. since October 2007. Mr. Erwin led Large Scale Biology Corporation from its founding in 1988 through 2003, including a successful initial public offering in 2000, and continued as non-executive Chairman until 2006. He served as Chairman of Icon Genetics AG from 1999 until its acquisition by a subsidiary of Bayer AG in 2006. Mr. Erwin recently served as Managing Director of Bio-Strategic Directors LLC, providing consulting services to the life sciences industry. He is currently Chairman of Novici Biotech, a private biotechnology company and a Director of Resolve Therapeutics. Mr. Erwin’s non-profit work focuses on applying scientific advances to clinical medicine, especially in the field of oncology. He is co-founder, President and Director of the Marti Nelson Cancer Foundation, and a member of the Research Committee of the American Society of Clinical Oncology. Mr. Erwin received his BS degree with Honors in Zoology and an MS degree in Genetics from Louisiana State University.

James T. Hill, U.S. Army General (ret.), has served as a director of InB:Biotechnologies, Inc. since December 2005. At the time of his retirement from active duty, General Hill was the Commander of the 4-Star United States Southern Command, reporting directly to the President and Secretary of Defense. As such he led all U.S. military forces and operations in Central America, South America and the Caribbean, worked directly with U.S. Ambassadors, foreign heads of state, key Washington decision-makers, foreign senior military and civilian leaders, developing and executing United States policy. His responsibilities included management, development and execution of plans and policy within the organization including programming, communications, manpower, operations, logistics and intelligence.

Robert B. Kay is the Executive Chairman and a Director of the Company. Mr. Kay was a founder and senior partner of the New York law firm of Kay Collyer & Boose LLP, with a particular focus on mergers and acquisitions and joint ventures. He is also a principal and Chairman of Seaway Biltmore, Inc., a hotel ownership and management company. Mr. Kay received his B.A. from Cornell University's College of Arts & Sciences and his J.D. from New York University Law School. Mr. Kay has served as a director of Integrated BioPharma, Inc. since November 2003.

Jennifer Kmiec has served as Vice President of Business Development and Marketing for the Company since May 2006. Ms. Kmiec has over 18 years of marketing, product management and operations experience in start-up biotechnology companies. Most recently, she was Vice President of Marketing for Athena Biotechnologies. Ms. Kmiec received her MBA from the University of California, Davis. She also holds a BS degree in Biology and began her career as a virologist. Ms. Kmiec currently serves on the Board of Directors of the Delaware BioScience Association and BioStrategy Partners.

Zarko Kraljevic has served as a Director of Integrated BioPharma, Inc. since 2003. From 1972 to 2007, he served as President and CEO of Diners Club Adriatic. Mr. Kraljevic is currently Honorary President following acquisition of the company by Erste Bank in early 2007.

Dina L. Masi, is Interim Chief Financial Officer of the Company. Ms. Masi is also the Chief Financial Officer of Integrated BioPharma, Inc. and is acting as the interim Chief Financial Officer of the Company until they complete their search for this position. Ms. Masi joined Integrated BioPharma, Inc. on November 17, 2005. Previously, Ms. Masi operated a financial services consulting firm, DLM Accounting and Financial Services, LLC, providing accounting and financial services to small business owners and SEC registrants from May 2005 to November 2005. From June 2002 to December 2004, Ms. Masi served as the Chief Financial Officer and Senior Vice President of Prescott Funding, LLC, a licensed residential mortgage lender specializing in non-conforming consumer lending. Ms. Masi also served as the Chief Financial Officer and Senior Vice President of Fintek, Inc., a privately owned financial consulting services company, from July 2001 to September 2005 and as Management Information Officer from February 1998 to July 2001.

John D. McKey Jr. is a director of InB:Biotechnologies. Since 2003, Mr. McKey has served as of counsel at McCarthy, Summers, Bobko, Wood, Sawyer & Perry, P.A. in Stuart, Florida, and previously was a partner from 1987 through 2003. From 1977 to 1987 Mr. McKey was a partner at Gunster Yoakley in Palm Beach, Florida. Mr. McKey received his B.B.A at the University of Georgia and his J.D. from the University of Florida College of Law.

Geoffrey Schild, Ph.D., CBE, has served as the Chief Scientific Officer of InB:Biotechnologies since April 2005. Dr. Schild has been involved in setting global standards for quality control of vaccines and has been an active scientific contributor to the World Health Organization (WHO) and is the former Chair of WHO’s Advisory Committee on influenza composition. From 1985 to 2002, Dr. Schild was Scientific Director of the National Institute for Biological Standards and Control (NIBSC) and a member of the National Biological Standards Board in the UK. He currently serves on the Board of Directors of the International Association for Biologicals (IABS) and is Chairman of the International Society for Influenza and other Respiratory Virus Diseases (isirv).

Vidadi Yusibov is a director of InB:Biotechnologies. Since 2001 Dr. Yusibov has served as Scientific Director and Executive Director of Fraunhofer USA Center for Molecular Biotechnology, Newark Delaware.  Prior to his association with Fraunhofer he was an assistant professor in  the Department of Microbiology and Immunology at Thomas Jefferson University, Philadelphia, Pennsylvania. Dr. Yusibov has been a director of Integrated BioPharma, Inc. since February 2006.

Scientific Advisors

Our scientific advisors consult with us regularly on matters relating to:

•	our research and development programs;

•	the design and implementation of our clinical trials;

•	market opportunities from a clinical perspective;

•	new technologies relevant to our research and development programs; and

•	scientific and technical issues relevant to our business.

Our principal scientific advisors are:

Advisor	Affiliation	Expertise
Burt D. Ensley, Ph.D.	DermaPlus, Inc.	Genetic Engineering
Reinhard Glueck, Ph.D.	Crucell-Berna Biotech	Vaccine Development and Production
William F. Hartman, Ph.D.	Fraunhofer USA, Inc.	Technology Development
John Petricciani, M.D	International Association for Biologicals	Clinical Development and Regulatory Affairs
Stanley A. Plotkin, M.D.	Sanofi Pasteur	Vaccine Development
Philip K. Russell, Ph.D	U.S. Army (retired)	Vaccine Development
Sir John Skehel, Ph.D.	National Institute for Medical Research, U.K. (retired)	Virology
Jean-Louis Virelizier, M.D.	Institut Pasteur (retired)	Immunology
Vidadi Yusibov, Ph.D.	Fraunhofer USA Center for Molecular Biotechnology	Plant Molecular Biology

Board Committees

Our board of directors has the authority to appoint committees to perform certain management and administrative functions. Our board of directors currently has no committees, but will constitute an audit committee prior to the distribution, expect to be comprised of Messrs. Hill, Chang and McKey.

Annual Meeting

Our first annual meeting of stockholders after the distribution is expected to be held in late 2008. This will be an annual meeting of stockholders for the election of directors. The annual meeting will be held at our principal office or at such other place or by electronic means as permitted by the Delaware laws and on such date as may be fixed from time to time by resolution of our board of directors.

Corporate Governance

In response to recent federal legislation, prior to the distribution, we will:

•	adopt a charter for the audit committee;

•	adopt corporate governance guidelines;

•	adopt a code of business conduct and ethics applicable to our directors, officers and employees; and

•

confirm that at least one member of the audit committee possess training, education and experience in finance or accounting resulting in a level of financial sophistication as required by applicable rules.

Director Compensation

Our director compensation for our non-employee directors will consist of a one time grant of 20,000 shares of our common stock.

Directors who are also our employees, or employees of Integrated BioPharma, will receive no additional compensation for their services as directors.

Executive Compensation

Summary Compensation Table

The following table contains information concerning the Company’s chief executive officer and other executive officers who received a salary and bonus totaling $100,000 or more during fiscal 2007 (as a group, the “named executive officers”). There were no bonuses earned or paid during fiscal 2007.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensa-tion ($)	Nonqualified Deferred Compen-sation Earnings ($)	All Other Compe-nsation ($)(2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert B. Kay Executive Chairman	2007	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ 20,443	$20,443
Dina L. Masi Interim Chief Financial Officer	2007	-0-	-0-	-0-	-0-	-0-	-0-	9,902	9,902
Jennifer Kmiec Vice President, Business Development & Marketing	2007	110,000	-0-	-0-	24,657	-0-	-0-	-0-	134,657

___________________________________

(1)

The amounts in this column reflect the dollar amount recognized as expense with respect to stock options for financial statement reporting purposes during the twelve months ended June 30, 2007 in accordance with SFAS No. 123(R) and thus include amounts from awards granted prior to 2007. The options are for Integrated BioPharma, Inc.’s common stock and represents the dollar amount directly allocated to InB:Biotechnologies through the Intercompany Account.

(2)	The amounts in this column reflect the dollar amount charged to InB:Biotechnologies, Inc. as a component of the Corporate Support charges during the Fiscal Year ended June 30, 2007.

Outstanding Equity Awards at Fiscal Year-End

There were no outstanding equity awards for the named executive officers at June 30, 2007.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensa-tion ($)	Nonqualified Deferred Compen-sation Earnings ($)	All Other Compe-nsation ($)	Total ($)
(a)	(b)	(e)	(f)	(g)	(h)	(i)	(j)
Robert B. Kay (3)	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-	$ -0-
General James T. Hill (ret.) (1)	25,000	3,786	23,722	-0-	-0-	-0-	52,508
E. Gerald Kay (4)
Riva Kay Sheppard (4)
Christina Kay (4)
Seymour Flug (5)

(1)

Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2007 for outstanding RSUs in accordance with FAS 123R. These RSU’s were issued by our Parent, Integrated BioPharma, Inc., and were expensed in our financial statements with a corresponding amount charged to our intercompany account with Integrated BioPharma, Inc.

(2)

Represents the dollar amount recognized for financial statement reporting purposes with respect to fiscal year 2007 outstanding stock options in accordance with FAS 123R. These RSU’s were issued by our Parent, Integrated BioPharma, Inc., and were expensed in our financial statements with a corresponding amount charged to our intercompany account with Integrated BioPharma, Inc.

(3)	Does not receive compensation in capacity as director, but compensation as a named executive officer is disclosed above.

(4)	Resigned as a member of our board of directors effective as of December 31, 2007.

(5)	Resigned as a member of our board of directors effective as of September 7, 2007.

Employment Agreements

The Company currently does not have any employment contracts or other similar agreements or arrangements with any of its executive officers.

401(k) Plan

We expect to establish a 401(k) plan, similar to the plan in place for Integrated BioPharma, that will permit participating employees to contribute a portion of their compensation to the plan on a pre-tax basis.

RELATIONSHIPS BETWEEN OUR COMPANY AND INTEGRATED BIOPHARMA, INC.

Historical Relationship with Integrated BioPharma

We have been a subsidiary of Integrated BioPharma since February 21, 2003. As a result, in the ordinary course of our business, we have received various services provided by Integrated BioPharma, including treasury, tax, legal, investor relations, executive oversight and other services. Integrated BioPharma has also provided us with the services of a number of its executives and employees. Our historical financial statements include allocations by Integrated BioPharma of a portion of its overhead costs related to these services. These cost allocations have been determined on a basis that we and Integrated BioPharma consider to be reasonable reflections of the use of these services. Integrated BioPharma allocated to us $430,300, $367,200 and $194,500 in years ended June 30, 2007, 2006 and 2005, respectively and $244,200 and $215,100 in the six months ended December 31, 2007 and 2006, respectively, of expenses it incurred for providing us these services.

Integrated BioPharma’s Distribution of Our Stock

Integrated BioPharma owns approximately 90% of our common stock until completion of the distribution. In connection with the distribution, Integrated BioPharma is distributing its equity interest in us to its stockholders in a transaction that is intended to be tax-free to Integrated BioPharma and its U.S. stockholders. The distribution will be subject to a number of conditions, some of which are more fully described below under “—Agreements Between Us and Integrated BioPharma—Separation and Distribution Agreement.” Integrated BioPharma may, in its sole discretion, change the terms of the distribution or decide not to complete the distribution before the distribution date.

Agreements Between Us and Integrated BioPharma

This section describes the material provisions of agreements between us and Integrated BioPharma. We encourage you to read the full text of these material agreements. We have entered or will enter into these agreements with Integrated BioPharma prior to the completion of the distribution in the context of our relationship as a subsidiary of Integrated BioPharma. The prices and other terms of these agreements may be less favorable to us than those we could have obtained in arm’s-length negotiations with unaffiliated third parties for similar services or under similar agreements. See “Risk Factors—Risks Relating to Our Relationship with Integrated BioPharma.”

Separation and Distribution Agreement. The separation and distribution agreement contains the key provisions relating to the distribution by Integrated BioPharma to its stockholders of our common stock.

     On or prior to the distribution date, Integrated BioPharma and we will enter into the following ancillary agreements governing various ongoing relationships between Integrated BioPharma and us following the distribution date:

•	an indemnification and insurance matters agreement;

•	a tax responsibility allocation agreement;

•	a confidential non-disclosure agreement; and

•	a transitional services agreement.

     To the extent that the terms of any of these ancillary agreements conflict with the separation and distribution agreement, the terms of these ancillary agreements will govern. We describe these agreements more fully below.

Intercompany Payable. We are indebted to Integrated BioPharma in an amount of approximately $7.1 million, as a result of the prior intercompany financial relationship between our company as a subsidiary and Integrated BioPharma as the corporate parent. On the Record Date of the Distribution, the then balance of the intercompany payable will be converted into equity as a contribution to us and Integrated BioPharma will retain 6% of our outstanding shares of common stock as of the Record Date.

The Spin-Off. Under the separation and distribution agreement, we are obligated to:

•

prepare and send to Integrated BioPharma’s stockholders this information statement and other information concerning us, the spin-off and other matters that Integrated BioPharma reasonably determines is necessary or required by law before the spin-off becomes effective;

•	prepare and file with the SEC the documentation to effect the spin-off and use our reasonable commercial efforts to obtain all necessary approvals from the SEC; and

•	take the actions necessary under the securities or blue sky laws of the United States and any comparable laws under any foreign jurisdiction.

Integrated BioPharma may, at its sole discretion, change the terms of the spin-off, including the date of the spin-off, or decide not to complete the spin-off. Integrated BioPharma intends to complete the spin-off subject to the following conditions, any of which Integrated BioPharma may waive:

•	the Form 10 shall be effective under the Exchange Act, with no stop order in effect with respect thereto, and this information statement shall have been mailed to Integrated BioPharma’s stockholders;

•	the actions and filings necessary under state securities and blue sky laws of the United States and any comparable laws under any foreign jurisdictions must have been taken and become effective;

•

the legal opinion Integrated BioPharma has received from Greenberg Traurig, LLP with respect to the tax treatment of the spin-off shall not have been revoked or modified by Greenberg Traurig in any material respect and continues to be in effect;

•	the certificate of incorporation and by-laws described below under “Description of Capital Stock” must be in effect;

•	each ancillary agreement must be duly executed and delivered and be in full force and effect;

•	all material government approvals necessary to complete the spin-off must be in effect;

•	no legal restraints may exist preventing the spin-off and no other event outside the control of Integrated BioPharma has occurred or failed to occur that prevents the completion of the spin-off; and
•	nothing shall have happened that makes the spin-off inadvisable in the judgment of Integrated BioPharma’s board of directors.

Integrated BioPharma Consent. We agree that we may not, without the consent of the Integrated BioPharma board of directors, issue additional shares of our common stock, or enter into a transaction that would constitute a change of more than 50% of the ownership of our common stock from such ownership as of the distribution date, or sell or transfer a material portion of our business or assets.

Information Exchange. We and Integrated BioPharma agree to share information with each other for use as long as no law or agreement is violated, it is not commercially detrimental to us or Integrated BioPharma, and no attorney-client privilege is waived:

•	to satisfy reporting, disclosure, filing and other obligations;

•	in connection with legal proceedings other than claims that we and Integrated BioPharma have against each other;

•	to comply with obligations under the agreements between Integrated BioPharma and us; and
•	in connection with the ongoing businesses of Integrated BioPharma and our company as it relates to the conduct of these businesses before the spin-off.

Integrated BioPharma and we will also agree:

•	to use reasonable commercial efforts to retain information that may be beneficial to the other; and
•

to use reasonable commercial efforts to provide the other with employees, personnel, officers or agents for use as witnesses in legal proceedings and any books, records or other documents that may be required by the other party for the legal proceedings.

Auditing Practices. We will agree:

•

to select the same independent accounting firm as Integrated BioPharma’s for any accounting periods that include any financial reporting period for which our financial results are consolidated with Integrated BioPharma’s financial statements;

•

to use reasonable commercial efforts to cause our auditors to date their opinion on our audited annual financial statements on the same date that Integrated BioPharma’s auditors date their opinion on Integrated BioPharma’s consolidated financial statements and to enable Integrated BioPharma to meet its timetable for the printing, filing and the dissemination to the public of any of its annual financial statements that include any financial reporting period for which our financial results are consolidated with Integrated BioPharma’s financial statements;

•

to provide Integrated BioPharma with all relevant information that Integrated BioPharma reasonably requires to enable Integrated BioPharma to prepare its quarterly and annual financial statements for quarters or years that include any financial reporting period for which our financial results are consolidated with Integrated BioPharma’s financial statements;

•	to grant Integrated BioPharma’s internal auditors access to the personnel performing our annual audits and quarterly reviews and the related work papers; and

•     not to change our accounting principles, or restate or revise our financial statements, if doing so would require Integrated BioPharma to restate or revise its financial statements for periods in which our financial results are included in Integrated BioPharma’s consolidated financial statements unless we are required to do so to comply in all material respects with generally accepted accounting principles and SEC requirements.

Expenses. Both we and Integrated BioPharma will pay our respective out-of-pocket costs and expenses incurred with respect to the distribution.

Termination and Amendment of the Agreement. Integrated BioPharma may amend the separation and distribution agreement at any time prior to the consummation of the distribution without our approval. Integrated BioPharma in its sole discretion can terminate the separation and distribution agreement and all ancillary agreements at any time before the consummation of the distribution. Neither we nor Integrated BioPharma may terminate the separation and distribution agreement at any time after the consummation of the distribution unless the other agrees.

Indemnification and Insurance Matters Agreement

Indemnification. In general, under the indemnification and insurance matters agreement, we will agree to indemnify Integrated BioPharma, its affiliates and each of its and their respective directors, officers, employees, agents and representatives from all liabilities that arise from:

•	any breach by us of the separation and distribution agreement or any ancillary agreement; and

•	any of our liabilities reflected on our consolidated balance sheets included in this information statement;

•	our assets or businesses;

•	the management or conduct of our assets or businesses;

•	the liabilities allocated to or assumed by us under the separation and distribution agreement, the indemnification and insurance matters agreement or any of the other ancillary agreements;

•

various on-going litigation matters in which we are named defendant, including any new claims asserted in connection with those litigations, and any other past or future actions or claims based on similar claims, facts, circumstances or events, whether involving the same parties or similar parties, subject to specific exceptions;

•

claims that are based on any violations or alleged violations of U.S. or foreign securities laws in connection with transactions arising after the distribution relating to our securities and the disclosure of financial and other information and data by us or the disclosure by Integrated BioPharma as part of the distribution of our financial information or our confidential information; or

•

any actions or claims based on violations or alleged violations of securities or other laws by us or our directors, officers, employees, agents or representatives, or breaches or alleged breaches of fiduciary duty by our board of directors, any committee of our board or any of its members, or any of our officers or employees.

Integrated BioPharma will agree to indemnify us and our affiliates and our directors, officers, employees, agents and representatives from all liabilities that arise from:

•	any breach by Integrated BioPharma of the separation and distribution agreement or any ancillary agreement; and

•

any liabilities allocated to or to be retained or assumed by Integrated BioPharma under the separation and distribution agreement, the indemnification and insurance matters agreement or any other ancillary agreement;

•	liabilities incurred by Integrated BioPharma in connection with the management or conduct of Integrated BioPharma’s businesses; and

•	various ongoing litigation matters to which we are not a party.

Integrated BioPharma will not be obligated to indemnify us against any liability for which we are also obligated to indemnify Integrated BioPharma. Recoveries by Integrated BioPharma under insurance policies will reduce the amount of indemnification due from us to Integrated BioPharma only if the recoveries are under insurance policies Integrated BioPharma maintains for our benefit. Recoveries by us will in all cases reduce the amount of any indemnification due from Integrated BioPharma to us.

Under the indemnification and insurance matters agreement, a party will have the right to control the defense of third-party claims for which it is obligated to provide indemnification, except that Integrated BioPharma will have the right to control the defense of any third-party claim or series of related third-party claims in which it is named as a party whether or not it is obligated to provide indemnification in connection with the claim and any third-party claim for which Integrated BioPharma and we may both be obligated to provide indemnification. We may not assume the control of the defense of any claim unless we acknowledge that if the claim is adversely determined, we will indemnify Integrated BioPharma in respect of all liabilities relating to that claim. The indemnification and insurance matters agreement does not apply to taxes covered by the tax responsibility allocation agreement.

Insurance Matters. Under the indemnification and insurance matters agreement, we will be responsible for obtaining and maintaining insurance programs for our risk of loss and our insurance arrangements will be separate from Integrated BioPharma’s insurance programs.

Disputes. Any disputes under this agreement are subject to non-binding mediation and if not resolved at that stage, then by binding arbitration. Any arbitration will be conducted by an impartial arbitrator selected by us and Integrated BioPharma.

Offset. Integrated BioPharma will be permitted to reduce amounts it owes us under any of our agreements with Integrated BioPharma, by amounts we may owe to Integrated BioPharma under those agreements.

Assignment. We may not assign or transfer any part of the indemnification and insurance agreement without Integrated BioPharma’s prior written consent. Nothing contained in the agreement restricts the transfer of the agreement by Integrated BioPharma.

Tax Responsibility Allocation Agreement. In order to allocate our responsibilities for taxes and certain other tax matters, we and Integrated BioPharma will enter into a tax responsibility allocation agreement prior to the date of the distribution. Under the terms of the agreement, with respect to consolidated federal income taxes, and consolidated, combined and unitary state income taxes, Integrated BioPharma will be responsible for, and will indemnify and hold us harmless from, any liability for income taxes with respect to taxable periods or portions of periods ending prior to the date of distribution to the extent these amounts exceed the amounts we have paid or will pay to Integrated BioPharma prior to the distribution or in connection with the filing of relevant tax returns. Integrated BioPharma will also be responsible for, and will indemnify and hold us harmless from, any liability for income taxes of Integrated BioPharma or any member of the Integrated BioPharma group (other than us) by reason of our being severally liable for those taxes under U.S. Treasury regulations or analogous state or local provisions. Under the terms of the agreement, with respect to consolidated federal income taxes, and consolidated, combined and unitary state income taxes, we will be responsible for, and will indemnify and hold Integrated BioPharma harmless from, any liability for our income taxes for all taxable periods, whether before or after the distribution date. With respect to separate state income taxes, we will also be responsible for, and will indemnify and hold Integrated BioPharma harmless from, any liability for income taxes with respect to taxable periods or portions of periods beginning on or after the distribution date. We will also be responsible for, and will indemnify and hold Integrated BioPharma harmless from, any liability for our non-income taxes and our breach of any obligation or covenant under the terms of the tax responsibility allocation agreement, and in certain other circumstances as provided therein. In addition to the allocation of liability for our taxes, the terms of the agreement also provide for other tax matters, including tax refunds, returns and audits.

Confidential Non-Disclosure Agreement. The confidential disclosure agreement we will enter into with Integrated BioPharma provides that both parties will agree not to disclose for five years confidential information of the other party except in specific circumstances in which a party is legally compelled to make disclosure.

Transitional Services Agreement. The transitional services agreement we will enter into with Integrated BioPharma will permit us to continue to use certain corporate services previously provided to us by Integrated BioPharma as a subsidiary corporation in exchange for a management charge. After the distribution the scope of these services will be limited to legal, strategic financial planning and SEC reporting, and tax services by certain Integrated BioPharma corporate employees. In exchange for these services, we expect to pay approximately $50,000 for certain financial and tax services over an estimated period of six months.

SECURITY OWNERSHIP OF MANAGEMENT

Prior to the distribution, approximately 90% of all of the outstanding shares of our common stock are owned beneficially and of record by Integrated BioPharma. To the extent directors and executive officers own or will own Integrated BioPharma common stock prior to the distribution, they will receive shares of our common stock in the distribution on the same basis as other holders of Integrated BioPharma common stock. The following table sets forth information with respect to the projected beneficial ownership of our outstanding common stock, immediately following the completion of the distribution, by:

•	each person who is known by us to be the beneficial owner of 5% or more of our common stock;

•	each of our directors and our chief executive officer; and

•	all of our directors, director nominees and executive officers as a group.

The projections below are based on the number of shares of Integrated BioPharma common stock beneficially owned by each person or entity at the record date as evidenced by Integrated BioPharma’s records and a review of statements filed with the Securities and Exchange Commission pursuant to Sections 13(d) or 13(g) and Section 16(a) of the Exchange Act. The share amounts in the table will not change unless there is a change in the exchange ratio of the distribution. The percentage ownership of our common stock immediately following the distribution will be approximately the same as the percentage ownership of such person or entity immediately prior to the distribution. Except as set forth in the table below, upon completion of the distribution, we do not expect any person to own more than five percent of our outstanding common stock.

Except as otherwise noted in the footnotes below, the entity, individual director or executive officer or their family members or principal stockholder has sole voting and investment power with respect to such securities.

The address of each of the persons listed below is c/o Integrated BioPharma Inc., 225 Long Avenue, Hillside, New Jersey 07205.

__________________

(1)

Unless otherwise indicated, includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person. Also includes shares if the named person has the right to acquire such shares within 60 days after October 10, 2006, by the exercise of warrant, stock option or other right. Unless otherwise noted, shares are owned of record and beneficially by the named person.

(2)

Based upon 14,491,126 shares of Integrated BioPharma common stock outstanding on February 15, 2008.

(3)

Includes (i) 819,629 shares of common stock held by EGK LLC, of which Mr. Kay is the manager, and (ii) 1,067,853 shares of common stock issuable upon exercise of presently exercisable stock options. Shares dispositive power with Christina Kay with respect to 169,358 shares of common stock and with Riva Kay Sheppard with respect to 169,358 shares of common stock.

(4)

Includes (i) 819,629 shares owned by CDS Group Holdings, LLC, of which Mr. DeSantis is the manager, and (ii) 51,500 shares of common stock issuable upon exercise of presently exercisable stock options.

(5)

Includes (i) 819,629 shares of common stock held by EVJ LLC, of which Mr. Kay is the manager, and (ii) 405,333 shares of common stock issuable upon exercise of presently exercisable stock options.

(6)

Includes 621,999 shares of common stock issuable upon exercise of presently exercisable stock options. Shares dispositive power with E. Gerald Kay with respect to 169,358 shares of common stock.

(7)

Includes 655,333 shares of common stock issuable upon exercise of presently exercisable stock options.

(8)

Includes 75,000 shares of common stock issuable upon exercise of presently exercisable stock options.

(9)

Includes 54,267 shares of common stock issuable upon exercise of presently exercisable stock options.

(10)

Includes 23,500 shares of common stock issuable upon exercise of presently exercisable stock options.

(11)

Includes 3,333 shares of common stock issuable upon exercise of presently exercisable stock options.

(12)

Includes 15,000 shares of common stock issuable upon exercise of presently exercisable stock options.

(13)

Includes 3,826,218 shares of common stock issuable upon exercise of presently exercisable stock options.

* - Less then 1.0%

DESCRIPTION OF CAPITAL STOCK

The following information reflects our amended and restated Certificate of Incorporation and By-laws as we expect these documents will be in effect at the time of the distribution.

Authorized Capital Stock

Immediately following the distribution, our authorized capital stock will consist of 50,000,000 shares of common stock, par value of $0.001 per share, and 25,000,000 shares of preferred stock. Immediately following the distribution, approximately 16,101,000 shares of our common stock will be issued and outstanding, based on the outstanding shares of Integrated BioPharma as of the Distribution Date, excluding Integrated BioPharma treasury stock. No shares of our preferred stock will be outstanding as of the effective date of the distribution.

Common Stock

The holders of our common stock will be entitled to one vote for each share on all matters voted on by stockholders, including elections of directors, and, except as otherwise required by law or provided in any resolution adopted by our Board with respect to any series of preferred stock, the holders of such shares will possess all voting power. Subject to any preferential rights of any outstanding series of our preferred stock created by our Board from time to time, the holders of common stock will be entitled to such dividends as may be declared from time to time by our board from funds available therefore and upon liquidation will be entitled to receive pro rata the value of all assets available for distribution to such holders.

The holders of our common stock will have no preemptive rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. All outstanding shares of our common stock are, and after the distribution will continue to be, fully paid and non-assessable.

Preferred Stock

Under the amended and restated Certificate of Incorporation, the Board of Directors has the authority, without further action by stockholders, to issue up to 25,000,000 shares of preferred stock. The board may issue preferred stock in one or more series and may determine the rights, preferences, privileges, qualifications and restrictions granted to or imposed upon the preferred stock, including dividend rights, conversion rights, voting rights, rights and terms of redemption, liquidation preferences and sinking fund terms, any or all of which may be greater than the rights of the common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and reduce the likelihood that common stockholders will receive dividend payments and payments upon liquidation. The issuance of preferred stock could also have the effect of decreasing the market price of the common stock and could delay, deter or prevent a change in control of our company. We have no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions

In addition to the agreement we have entered into with Integrated BioPharma that for 2 years following the distribution requires us to obtain the consent of the Integrated BioPharma Board of Directors to any transaction or issuance of our common stock that could result in a change in control of InB:Biotechnologies, various provisions contained in our amended and restated Certificate of Incorporation and By-laws could delay or discourage some transactions involving an actual or potential change in control of us or our management. These provisions may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock. These provisions contained in our amended and restated Certificate of Incorporation and By-laws could delay or discourage some transactions involving an actual or potential change in control of us or our management and may limit the ability of stockholders to remove current management or approve transactions that stockholders may deem to be in their best interests and could adversely affect the price of our common stock. These provisions:

•	authorize our board of directors to establish one or more series of undesignated preferred stock, the terms of which can be determined by the board of directors at the time of issuance;

•

divide our board of directors into three classes of directors, with each class serving a staggered three-year term. As the classification of the board of directors generally increases the difficulty of replacing a majority of the directors, it may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the composition of the board of directors;

•

prohibit cumulative voting in the election of directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors;

•

require that any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing;

•

state that special meetings of our stockholders may be called only by the Chairman of the board of directors, our Chief Executive Officer or by the board of directors after a resolution is adopted by a majority of the total number of authorized directors;

•	establish advance notice requirements for submitting nominations for election to the board of directors and for proposing matters that can be acted upon by stockholders at a meeting;

•

provide that certain provisions of our amended and restated Certificate of Incorporation can be amended only by supermajority vote of the outstanding shares, and that our by-laws can be amended only by two-thirds vote of our board of directors;

•	allow our directors, not our stockholders, to fill vacancies on our board of directors; and

•	provide that the authorized number of directors may be changed only by resolution of the board of directors.

Market Price

There have not been any sales of the InB:Biotechnologies common stock prior to the distribution, and therefore there is no market price for the shares.

Recent Sales

There have not been any sales of the InB:Biotechnologies common stock prior to the distribution.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company will be the transfer agent and registrar for our common stock.

OTC Bulletin Board Listing

We expect our common stock to be quoted on the OTC Bulletin Board under the symbol “____.”

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation will provide for indemnification of our officers and directors to the extent permitted by Delaware law, which generally permits indemnification for actions taken by officers or directors as our representatives if the officer or director acted in good faith and in a manner he or she reasonably believed to be in the best interest of the corporation. We have entered into indemnification agreements with our officers and directors to specify the terms of our indemnification obligations. In general, these indemnification agreements provide that we will:

•	indemnify our directors and officers to the fullest extent now permitted under current law and to the extent the law later is amended to increase the scope of permitted indemnification;

•

advance payment of expenses to a director or officer incurred in connection with an indemnifiable claim, subject to repayment if it is later determined that the director or officer was not entitled to be indemnified;

•	reimburse the director or officer for any expenses incurred by the director or officer in seeking to enforce the indemnification agreement; and
•	have the opportunity to participate in the defense of any indemnifiable claims against the director or officer

As permitted under Delaware law, the By-laws contain a provision eliminating the personal liability of directors to us and our stockholders for monetary damages for any action taken, except for breaches of, or failure to perform their fiduciary duties, and such breach or failure constituted self-dealing, willful misconduct or recklessness. The applicable provisions of Delaware law pertain only to breaches of duty by directors as directors and not in any other corporate capacity, including as officers. As a result of the inclusion of these provisions, stockholders may be unable to recover monetary damages against directors for actions taken by them which in violation of their fiduciary duties and are not the result of self-dealing, willful misconduct or recklessness, although it may be possible to obtain injunctive or other equitable relief with respect to such actions. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against the challenged conduct.

The separation and distribution agreement that we will enter into with Integrated BioPharma provides for indemnification by us of Integrated BioPharma and its directors, officers and employees for some liabilities, including liabilities under the Securities Act and the Securities Exchange Act of 1934 in connection with the distribution, and a mutual indemnification of each other for product liability claims arising from their respective businesses, and also requires that we indemnify Integrated BioPharma for various liabilities of InB:Biotechnologies, and for any tax that may be imposed with respect to the distribution and which result from our actions or omissions in that regard.

AVAILABLE INFORMATION

We intend to furnish the holders of our common stock with annual reports containing financial statements audited by an independent public accounting firm. We also intend to furnish other reports as we may determine or as required by law.

After the distribution, we will be subject to the informational requirements of the Securities Exchange Act and will therefore be required to file reports, proxy statements and other information with the Securities and Exchange Commission. Information that we file with the Securities and Exchange Commission after the date of this information statement will automatically supersede the information in this information statement and any earlier filed incorporated information. You may read these reports, proxy statements and other information and obtain copies of these documents and information as described above.

No person is authorized to give any information or to make any representations other than those contained in this information statement, and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this information statement nor any distribution of securities made hereunder shall imply that there has been no change in the information set forth herein or in our affairs since the date hereof.

Report of Independent Registered Public Accounting Firm

We have audited the accompanying balance sheets of INB: Biotechnologies, Inc. (a wholly owned subsidiary of Integrated BioPharma, Inc.) as of June 30, 2007 and 2006, and the related statements of operations, stockholder’s deficiency, and cash flows for each of the three years in the period ended June 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of INB: Biotechnologies, Inc. (a wholly owned subsidiary of Integrated BioPharma, Inc.) as of June 30, 2007 and 2006, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 2007 in conformity with U.S. generally accepted accounting principles.

s/ Amper, Politziner, & Mattia P.C.

March 6, 2008
Edison, New Jersey

INB: BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 AND

FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006

Note 1. Business

INB: Biotechnologies, Inc., a New Jersey corporation (the “Company”) and a wholly owned subsidiary of Integrated BioPharma, Inc. (the “Parent”), is engaged primarily in the biotechnology business, which is focused on the discovery, development and commercialization of proprietary products from plants. The Company is developing its patented plant-based expression technologies for the production of vaccines, antibodies and other therapeutic proteins. The Company is also using plants as sources of novel, high quality nutritional supplements. The Company’s patented process for the hydroponic growth of edible plants causes them to accumulate high levels of important nutritional minerals. The Company’s customers are located primarily in the United States. The Company was previously known as Nucycle Therapy, Inc.

On November 9, 2007, the Board of Directors of our Parent, approved a plan to distribute its equity interests in the Company to its stockholders. This process is commonly referred to as a spin-off. Stockholders of our Parent will receive one share of the Company’s common stock for each share of common stock owned of our Parent as of the record date, which is expected to occur in April 2008.

Following the spin-off, the Company will be a public company with stock traded on the OTC Bulletin Board. Owners of common stock or our Parent on the record date, the effective date of the spin-off, will own shares in both our Parent and the Company. The Company will apply to have its common stock listed on the OTC Bulletin Board under a to be determined symbol.

The Company is operating in one business segment for all periods presented.

INB: BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 AND

FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006

Note 2. Summary of Significant Accounting Policies

Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. The most significant estimates include:

•	sales returns and allowances;

•	allowance for doubtful accounts;

•	valuation and recoverability of long-lived and intangible assets and goodwill, including the values assigned to acquired intangible assets;

•	income taxes and valuation allowance on deferred income taxes, and;

•	accruals for, and the probability of, the outcome of current litigation, if any.

On a continual basis, management reviews its estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such reviews, and if deemed appropriate, those estimates are adjusted accordingly. Actual results could differ from those estimates.

INB: BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 AND

FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006

Revenue Recognition. The Company recognizes revenue upon shipment of the product. The Company believes that recognizing revenue at shipment is appropriate because the Company’s sales policies meet the four criteria of SAB 104 which are: (i) persuasive evidence that an arrangement exists, (ii) delivery has occurred, (iii) the seller’s price to the buyer is fixed and determinable and (iv) collectability is reasonably assured. The Company’s sales policy is to require customers to provide purchase orders establishing selling prices and shipping terms. The Company evaluates the credit risk of each customer and establishes an allowance of doubtful accounts for any credit risk. Sales returns and allowances are estimated upon shipment.

Shipping and Handling Costs. Shipping and handling costs are included in cost of sales.

Research and Development Costs. Research and Development costs are expensed as incurred. The Company incurred none and approximately $223,000 in the six months ended December 31, 2007 and 2006, respectively and approximately $673,000, $419,000 and $182,000 in the fiscal years ended June 30, 2007, 2006 and 2005, respectively.

Stock-Based Compensation. As of December 31, 2007, the Company has no stock-based compensation plans. Prior to the spin-off, non-cash compensation earned by employees and directors of the Company were the result of stock options and restricted stock unit awards issued under the Parent’s stock based compensation plan.

Income Taxes. The Company accounts for income taxes using the liability method. Accordingly, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rate is recognized in income or expense in the period that the change is effective. Tax benefits are recognized when it is probable that the deduction will be sustained. A valuation allowance is established when it is more likely than not that all or a portion of a deferred tax asset will not be realized. As of June 30, 2007, the Company is included with the consolidated federal tax return of INB and accordingly has not filed separate tax returns with the Internal Revenue Service. For state and local income taxes the Company does file tax returns separate from INB.

INB: BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 AND

FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006

Earnings Per Share. In accordance with SFAS No. 128, “Earnings Per Share,” basic earnings per common share are based on weighted average number of common shares outstanding. Diluted earnings per share amounts are based on the weighted average number of common shares outstanding, plus the incremental shares that would have been outstanding upon the assumed exercise of all potentially dilutive stock options, warrants and convertible preferred stock, subject to antidilution limitations.

For the six months ended December 31, 2007 and 2006 and for the fiscal years ended June 30, 2007, 2006 and 2005, the Company did not have any derivative securities outstanding which would result in the dilution of earnings per share.

Fair Value of Financial Instruments. Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement.

In assessing the fair value of financial instruments, the Company uses a variety of methods and assumptions, which are based on estimates of market conditions and risks existing at the time. For certain instruments, including cash and cash equivalents, accounts receivable, notes receivable, accounts payable, and accrued expenses, it was estimated that the carrying amount approximated fair value because of the short maturities of these instruments.

Accounts Receivable. In the normal course of business, the Company extends credit to customers. Accounts receivable, less allowance for doubtful accounts, reflect the net realizable value of receivables, and approximate fair value. The Company believes there is no concentration of credit risk with any single customer whose failure or nonperformance would materially affect the Company’s results other than as discussed in Note 7(c) – Significant Risks and Uncertainties – Major Customers. On a regular basis, the Company evaluates its accounts receivables and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions, and historical write-off and collections. The allowance for doubtful accounts as of December 31, 2007 and June 30, 2007 was $2,250 and as of June 20, 2006, none. Accounts receivable are charged off against the allowance after management determines the potential for recovery is remote.

INB: BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 AND

FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006

Fixed Assets. Fixed assets are recorded at cost and consist primarily of computer software and are amortized and depreciated over estimated useful lives of 3-5 years.

Intangible Assets. Intangible assets with finite lives are amortized over their estimated useful lives. The useful life of an intangible asset is the period over which the asset is expected to contribute directly or indirectly to future cash flows. The carrying value of intangible assets with finite lives is evaluated whenever events or circumstances indicate that the carrying value may not be recoverable. The carrying value is not recoverable when the projected undiscounted future cash flows are less than the carrying value. Tests for impairment or recoverability require significant management judgment, and future events affecting cash flows and market conditions could result in impairment losses.

Intangible assets consist of acquired intellectual property and trademarks and patents. Amortization is being recorded on the straight-line basis over periods ranging from 10 years to 20 years based on contractual or estimated lives.

Recent Accounting Pronouncements. In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income tax positions. FIN 48 requires that we recognize in our financial statements, the impact of a tax position that is more likely than not to be sustained upon examination based on the technical merits of the position. The provisions of FIN 48 will be effective for us as of the beginning of our fiscal year ending June 30, 2008, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings. The Company does not expect FIN 48 to have a material impact on the Company’s financial position, results of operations and cash flows.

In September 2006, the FASB issue SFAS No. 157, “Fair Value Measurement” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. FAS 157 is effective for financial statements issued for fiscal years beginning after November 17, 2007 and interim periods within those fiscal years. The Company does not expect SFAS 157 to have a material impact on the Company’s financial position, results of operations and cash flows.

INB: BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 AND

FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. SFAS No. 159 permits an entity to choose, at specified election dates, to measure eligible financial instruments and certain other items at fair value that are not currently required to be measured at fair value. An entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date.  Upfront costs and fees related to items for which the fair value option is elected shall be recognized in earnings as incurred and not deferred. SFAS No. 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. At the effective date, an entity may elect the fair value option for eligible items that exist at that date. The entity shall report the effect of the first remeasurement to fair value as a cumulative-effect adjustment to the opening balance of retained earnings. The Company does not expect SFAS No. 159 to have a material impact on the Company’s financial position, results of operations and cash flows.

In June 2007, the FASB’s Emerging Issues Task Force reached a consensus on EITF Issue No. 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services to Be Used in Future Research and Development Activities” that would require nonrefundable advance payments made by the Company for future R&D activities to be capitalized and recognized as an expense as the goods or services are received by the Company. EITF Issue No. 07-3 is effective for the Company with respect to new arrangements entered into beginning July 1, 2008. Currently the Company does not expect EITF Issue No. 07-3 to have a material impact on the Company’s financial position, results of operations and cash flows.

Note 3. Intangible Assets and Other Payables

The carrying amount of intangible assets as of December 31, 2007, June 30, 2007 and 2006 is as follows:

INB: BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 AND

FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006

During the fiscal years ended June 30, 2007 and 2006, the Company made payments of $450,000 and $600,000, respectively, under an intellectual property acquisition agreement, as amended, with the Center for Molecular Biotechnology of Fraunhofer USA, Inc. entered into in January 2004, which has a maximum purchase price of $3.6 million. As of December 31, 2007 and June 30, 2007, $750,000 and $400,000 of the purchase price will be paid in the fiscal years ending June 30, 2008 and 2009, respectively. These are included in other payables at December 31 and June 30, 2007. Amortization expense recorded on intangible assets for the six months ended December 31, 2007 and 2006 was approximately $125,700 and $112,800, respectively, and for the fiscal years ended June 30, 2007, 2006 and 2005 was approximately $289,000, $161,700 and $95,800, respectively. Amortization expense is recorded on the straight-line method over periods ranging from 10 years to 20 years and is included in selling and administrative expenses.

The estimated annual amortization expense for intangible assets for the five succeeding fiscal years is as follows as of December 31, 2007:

Year Ending	Amortization
June 30,	Expense

2008, remaining	$ 112,000
2009	237,800
2010	237,800
2011	237,800
2012	237,800
Thereafter	2,282,187
Total	$ 3,345,387

INB: BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 AND

FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006

Note 4. Due to Parent

Due to Parent consists of net cash advances from Parent to assist the Company in meeting its obligations and for corporate support charges, offset by the Parent’s use of the Company’s federal net operating loss, see Note 5. The Parent did not charge the Company interest on any of these advances. These advances consisted of the following:

The corporate overhead allocation due our Parent are allocated based on the estimated time that the Parent’s officers and employees dedicate to our Company’s business and includes charges for employee salaries and benefits, legal, accounting and other consulting fees, treasury and tax services and general office expenses. The allocations are based on actual costs incurred by our Parent.

INB: BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 AND

FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006

Note 5. Income Taxes

Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial accounting purposes and the amounts used for income tax reporting. Significant components of the Company’s deferred tax assets as of June 30, 2007 and 2006 follow:

Federal net operating losses of approximately $1.5 million were used by INB and are not available to the Company. Federal and state net operating losses of approximately $2.5 million and $4.0 million are available to the Company and will expire beginning in 2008 through 2027. These carryforwards could be subject to certain limitations in the event there is a change in control of the Company and have been fully reserved in the Company’s valuation allowance account as there is substantial doubt the Company would be able use these net operating losses to offset future taxable income.

INB: BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 AND

FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006

The components of the provision for income taxes consists of the following:

A reconciliation of the statutory tax rate to the effective tax rate is as follows:

INB: BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 AND

FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006

Note 6. Profit-Sharing Plan

The Company is currently included in INB’s profit-sharing plan, which qualifies under Section 401(k) of the Internal Revenue Code, covering all nonunion employees meeting age and service requirements. Contributions are determined by matching a percentage of employee contributions. The total expense for the six months ended December 31, 2007 and 2006 was $5,125 and none, respectively, and for the fiscal years ended June 30, 2007, 2006 and 2005 was $6,249, none and none, respectively.

Note 7. Significant Risks and Uncertainties

(a) Concentrations of Credit Risk-Cash. The Company maintains balances at a financial institution. Deposit accounts at each institution are insured by the Federal Deposit Insurance Corporation for deposits up to $100,000. As of December 31, 2007, the Company had approximately $6,700 of uninsured cash balances.

(b) Concentrations of Credit Risk-Receivables. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowances is limited. The Company does not require collateral in relation to its trade accounts receivable credit risk. The amount of the allowance for uncollectible accounts and other allowances as of December 31 and June 30, 2007 was $2,250 and as of June 30, 2006 was none. The Company’s bad debt expense for the six months ended December 31, 2007 and 2006 was none and for the fiscal years ended June 30, 2007, 2006 and 2005 were $2,250, none and none, respectively.

(c) Major Customers. For the six months ended December 31, 2007 approximately 49.4% and 48.7% of revenues were derived from two customers and for the six months ended December 31, 2006, 99.2% of revenues were derived from one customer. For the fiscal year ended June 30, 2007 approximately 44.7%, 27.4% and 26.8% of revenues were derived from three customers. For the fiscal year ended June 30, 2006 approximately 63% and 33% of revenues were derived from two customers, which are not in the three in fiscal year ended June 30, 2007. For the fiscal year ended June 30, 2005 approximately 96% of revenues were derived from one customer, which is not in the three in fiscal year ended June 30, 2007. The loss of any of these customers would have an adverse affect on the Company’s operations. Accounts receivable from these customers represented substantially all of accounts receivable as of December 31, and June 30, 2007.

INB: BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 AND

FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006

(d) Other Business Risks. The Company insures it business and assets against insurable risks, to the extent that it deems appropriate, based upon an analysis of the relative risks and costs. The Company believes that the risk of loss from non-insurable events would not have a material adverse effect on the Company’s operations as a whole.

Note 8. Commitments and Contingencies

(a) Leases. The Company leases office space on a month-to-month basis. The lease was effective October 1, 2006 and provides for a minimum monthly rental of $1,126. Total rent expense, including real estate taxes and maintenance charges, was approximately $6,800 for the six months ended December 31, 2007 and 2006 and approximately, $13,500, $14,600 and $23,100 for the years ended June 30, 2007, 2006 and 2005, respectively.

(b) Intellectual Property and Research Agreements. In connection with the acquisition in January 2004 of intellectual property developed by the Center for Molecular Biotechnology of Fraunhofer USA, Inc. (“FhCMB”), the Company entered into a technology transfer agreement, whereby the Company agreed to pay up to a maximum of $3.0 million for certain technology developed by FhCMB over a five-year period. In addition to the technology transfer agreement, the Company entered into a research agreement, which requires several milestone payments related to achieving certain flu vaccine studies and our ongoing Anthrax studies. During the fiscal year ended June 30, 2006, the Company amended their agreement with FhCMB. to expand the scope of the technology transfer agreement and increased the amount of the purchase commitment to a maximum of $3.6 million. During fiscal year 2007, the Company amended their existing amended technology transfer and research agreement with FhCMB, to commercialize the developed process, production techniques and methodologies of the proprietary technology and intellectual property for external applications external. This amendment requires FhCMB to continue to conduct research to enhance, improve and expand the existing intellectual property, and for this research the Company has committed to make non-refundable payments of $2.0 million per year for five years, aggregating to $10.0 million, beginning November 2009. In addition, the Company will make royalty payments to FhCMB based on receipts derived by the Company from sales of products utilizing the proprietary technology for a period of fifteen years. In turn, FhCMB shall pay the Company royalty payments for all receipts, if any, realized by FhCMB sales, licensing or commercialization of the intellectual property acquired by them for the same fifteen year period. Furthermore, FhCMB has agreed to expend at a minimum, an additional $2.0 million per year in the same timeframe as the Company for research and development on the intellectual property. A managing director of FhCMB is a also director on our Parent’s Board of Directors.

INB: BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 AND

FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006

As of December 31 and June 30, 2007, the Company has made payments of approximately $2.5 million and $1.9 million as of June 30, 2006 for the purchase commitment of $3.6 million, of which $1.15 million is accrued, $750,000 is to be paid in fiscal year 2008, with the remaining $400,000 to be paid in the fiscal year 2009.

Note 9. Equity Transactions

In connection with the Company entering into a Separation and Distribution Agreement (the “Distribution”) with its Parent in November 2007, the Company will restate its stockholder’s deficiency to reflect the Distribution transaction, whereby, the Parent has agreed to distribute, pro rata, to the holders of its common stock, all of the shares of the Company’s common stock owned by Integrated BioPharma, Inc., except for the portion to be retained by the Parent, which portion will be converted into common stock of the Company at the time of the Distribution and at that time, the Parent will contribute the balance of the amount owed by the Company to the Parent to additional paid in capital and add that amount to its cost basis.

The completion of the Distribution is subject to various customary closing conditions, including the declaration by the U.S. Securities and Exchange Commission of the effectiveness of the registration under the Securities Exchange Act of 1934 of the Company’s common stock. We intend to complete the Distribution on or before June 30, 2008. The Distribution should qualify as a tax-free reorganization under Section 355 of the Internal Revenue Code of 1986, as amended. The Agreement prohibits the Company from issuing any additional shares of its common stock in excess of the shares issued with respect to the Distribution for the two years immediately following the effective date of the Distribution.

INB: BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 AND

FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006

Note 10. Quarterly Results.

The following is a summary of the unaudited quarterly results of operations for the fiscal years ended June 30, 2007 and 2006:

INB: BIOTECHNOLOGIES, INC.
(A Wholly Owned Subsidiary of Integrated BioPharma, Inc.)
NOTES TO FINANCIAL STATEMENTS
AS OF JUNE 30, 2007 AND 2006 FOR THE
FISCAL YEARS ENDED JUNE 30, 2007, 2006, 2005
AND AS OF DECEMBER 31, 2007 AND

FOR THE SIX MONTHS ENDED DECEMBER 31, 2007 AND 2006

Note 11. Subsequent Events

As disclosed in Note 9. Equity Transactions, in November 2007, the Company entered into a Separation and Distribution Agreement (the “Distribution”) with its Parent, whereby, the Parent has agreed to distribute, pro rata, to the holders of its common stock, all of the shares of the Company’s common stock owned by Integrated BioPharma, Inc., except for a portion of the outstanding debt owed by the Company to Integrated BioPharma, Inc., which portion will be converted into common stock of the Company at the time of the Distribution. The completion of the Distribution is subject to various customary closing conditions, including the declaration by the U.S. Securities and Exchange Commission of the effectiveness of the registration under the Securities Exchange Act of 1934 of the Company’s common stock. We intend to complete the Distribution on or before February 1, 2008. The Distribution should qualify as a tax-free reorganization under Section 355 of the Internal Revenue Code of 1986, as amended. The Agreement prohibits the Company from issuing any additional shares of its common stock in excess of the shares issued with respect to the Distribution for the two years immediately following the effective date of the Distribution.

Also as disclosed in Note 9. Equity Transactions, concurrent with the Distribution our Parent will contribute the balance of our outstanding amount due it in the amount of approximately $7.5 million and retain approximately 6% of the Company, our Parent will receive approximately 1.0 million shares of our common stock.

Additionally, as of February 22, 2008, the Company has raised $2.6 million in gross proceeds in connection with its private placement of approximately ten percent (10%) of the Company, which combined with additional subscription agreements from the private placement investors aggregating an additional $2.7 million of gross proceeds, which will represent approximately 1.7 million shares of the Company’s par value $0.001 common stock, at an estimated purchase price of approximately $3.00 per share. The private placement is currently pending and is expected to be consummated concurrently with the spin-off, at which time the escrow funds will be released to the Company and the subscriptions will be realized. The closing is subject to the satisfaction of customary closing conditions.

The Company will also issue to the private placement investors, warrants to purchase a number of shares of common stock equal to 50% of the number of shares purchased by such private placement investor, with an exercise price equal to 150% of the purchase price of the Company’s common stock subject to adjustments therein and warrants to purchase a number of shares of common stock equal to 50% of the number of shares purchased by such private placement investor, with an exercise price equal to 200% of the purchase price of the Company’s common stock subject to adjustments therein and exercisable over a five-year period.